                                   EXHIBIT D

================================================================================

                           SECOND AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


                                      AMONG


                             NAB ASSET CORPORATION,


                       STANWICH FINANCIAL SERVICES CORP.,

                                       AND

                         CENTEX FINANCIAL SERVICES, INC.

                          DATED AS OF NOVEMBER 21, 2001


================================================================================

                                TABLE OF CONTENTS

                                                                                             PAGE
ARTICLE I - PURCHASE AND SALE OF PURCHASED STOCK; THE CLOSING..................................3
         SECTION 1.01    Purchase and Sale of Purchased Stock..................................3
         SECTION 1.02    Escrow Arrangements...................................................4
         SECTION 1.03    Purchase Price........................................................4
         SECTION 1.04    Adjustment of the Purchase Price and the Closing Payment..............5
         SECTION 1.05    Closing...............................................................5
         SECTION 1.06    Closing Deliveries; Certain Actions...................................5

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................6
         SECTION 2.01    Organization and Qualification........................................6
         SECTION 2.02    Authority; Binding Effect.............................................7
         SECTION 2.03    Absence of Conflicts..................................................7
         SECTION 2.04    Governmental Consents and Filings.....................................8
         SECTION 2.05    Capitalization........................................................8
         SECTION 2.06    Subsidiaries..........................................................9
         SECTION 2.07    Commission Reports....................................................10
         SECTION 2.08    Financial Statements..................................................11
         SECTION 2.09    Absence of Undisclosed Liabilities....................................11
         SECTION 2.10    Absence of Certain Changes or Events..................................11
         SECTION 2.11    Purchased Stock; Fairness Opinion.....................................13
         SECTION 2.12    Reorganization Plan...................................................13
         SECTION 2.13    Disclosure Statement..................................................13
         SECTION 2.14    Properties and Assets.................................................14
         SECTION 2.15    Mortgages.............................................................14
         SECTION 2.16    Contracts.............................................................16
         SECTION 2.17    Litigation............................................................18
         SECTION 2.18    Compliance with Laws and Other Requirements...........................19
         SECTION 2.19    Environmental Matters.................................................19
         SECTION 2.20    Taxes.................................................................20
         SECTION 2.21    Employee Benefit Plans................................................22
         SECTION 2.22    Labor Matters.........................................................25
         SECTION 2.23    Permits...............................................................25
         SECTION 2.24    Insurance.............................................................25
         SECTION 2.25    Transactions with Affiliates..........................................26
         SECTION 2.26    Absence of Certain Business Practices.................................26
         SECTION 2.27    Disclosure............................................................26
         SECTION 2.28    Brokers' or Finders' Fees.............................................26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SFS............................................27
         SECTION 3.01    Organization and Qualification........................................27

         SECTION 3.02    Authority; Binding Effect.............................................27
         SECTION 3.03    Absence of Conflicts..................................................27
         SECTION 3.04    Governmental Consents and Filings.....................................27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................................28
         SECTION 4.01    Organization..........................................................28
         SECTION 4.02    Authority; Binding Effect.............................................28
         SECTION 4.03    Absence of Conflicts..................................................28
         SECTION 4.04    Governmental Consents and Filings.....................................28
         SECTION 4.05    Purchase for Investment...............................................29
         SECTION 4.06    Disclosure Statement..................................................29
         SECTION 4.07    Brokers' or Finders' Fees.............................................29
         SECTION 4.08    Share Ownership.......................................................30

ARTICLE V - REORGANIZATION SOLICITATION; BANKRUPTCY MATTERS....................................30
         SECTION 5.01    Solicitation Materials; Solicitation of Acceptances...................30
         SECTION 5.02    Certain Documents and Motions.........................................31
         SECTION 5.03    Reorganization Proceedings............................................31
         SECTION 5.04    Securities Laws.......................................................32

ARTICLE VI - CERTAIN COVENANTS.................................................................33
         SECTION 6.01    Conduct of Business...................................................33
         SECTION 6.02    Other Proposals.......................................................35
         SECTION 6.03    Access to Information; Audit Rights...................................37
         SECTION 6.04    Best Efforts..........................................................39
         SECTION 6.05    Connecticut Bankruptcy Order..........................................39
         SECTION 6.06    Notification of Certain Other Matters.................................39
         SECTION 6.07    Supplemental Disclosure...............................................40
         SECTION 6.08    Transition Services Agreement.........................................40
         SECTION 6.09    Termination Fee Security..............................................40
         SECTION 6.10    SFS Promissory Notes..................................................40

ARTICLE VII - CONDITIONS TO CLOSING............................................................41
         SECTION 7.01    Conditions to the Obligations of the Purchaser........................41
         SECTION 7.02    Conditions to the Obligations of the Company and SFS..................44

ARTICLE VIII - INDEMNIFICATION.................................................................45
         SECTION 8.01    Indemnification by SFS................................................45
         SECTION 8.02    Indemnification by the Purchaser......................................45
         SECTION 8.03    Survival of Representations, Warranties or Covenants..................46
         SECTION 8.04    Remedies..............................................................46
         SECTION 8.05    Cumulative Remedy.....................................................48

ARTICLE IX - TERMINATION.......................................................................48
         SECTION 9.01    Termination...........................................................48
         SECTION 9.02    Effect of Termination.................................................50
         SECTION 9.03    Termination Payments..................................................51

ARTICLE X - DEFINITIONS........................................................................52
         SECTION 10.01   Definitions...........................................................52

ARTICLE XI - MISCELLANEOUS.....................................................................62
         SECTION 11.01   Fees and Expenses.....................................................62
         SECTION 11.02   Notices...............................................................62
         SECTION 11.03   Public Announcements..................................................64
         SECTION 11.04   Amendment; Waivers....................................................64
         SECTION 11.05   Entire Agreement......................................................64
         SECTION 11.06   Parties in Interest; Assignment.......................................64
         SECTION 11.07   Governing Law.........................................................65
         SECTION 11.08   Severability..........................................................65
         SECTION 11.09   Specific Performance..................................................65
         SECTION 11.10   Interpretation........................................................65
         SECTION 11.11   Counterparts..........................................................65

LIST OF EXHIBITS

Exhibit A    Form of Reorganization Plan
Exhibit B    Opinion of Winstead Sechrest & Minick PC
Exhibit C    Opinion of Counsel for SFS
Exhibit D    Opinion of Counsel for Purchaser

LIST OF SCHEDULES

Schedule 2.01    Certain Jurisdictions
Schedule 2.03    Certain Conflicts
Schedule 2.05    Capitalization
Schedule 2.06    Subsidiaries
Schedule 2.09    Certain Liabilities
Schedule 2.10    Certain Changes
Schedule 2.14    Real Property
Schedule 2.16    Certain Contracts
Schedule 2.17    Litigation
Schedule 2.18    Compliance with Laws
Schedule 2.19    Environmental Matters
Schedule 2.20    Taxes
Schedule 2.21    Employee Benefit Plans
Schedule 2.22    Labor Matters
Schedule 2.23    Permits
Schedule 2.24    Insurance
Schedule 2.25    Transactions with Affiliates
Schedule 2.28    Brokers' and Finders' Fees

                           SECOND AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                  This SECOND AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of November 21, 2001, by and among NAB ASSET CORPORATION, a Texas corporation (the "Company"), STANWICH FINANCIAL SERVICES CORP., a Rhode Island corporation ("SFS"), and CENTEX FINANCIAL SERVICES, INC., a Nevada corporation (the "Purchaser"),


                                   WITNESSETH:


                  WHEREAS, the Company is engaged, directly or indirectly through the Subsidiaries (as hereinafter defined), in the business of originating, acquiring, warehousing and selling mortgage loans;

                  WHEREAS, the Purchaser, with the cooperation of the Company, has conducted a review and examination of the businesses, properties, financial condition and results of operations of the Company and its Subsidiaries;

                  WHEREAS, the Company has proposed the Reorganization Plan (as hereinafter defined), which will provide for, among other things, (i) the issuance and sale (the "Stock Acquisition") by the Company to the Purchaser of shares of Common Stock (as hereinafter defined) representing 49.9% of the issued and outstanding Common Stock on the Closing Date (as hereinafter defined) (the "Purchased Stock") and (ii) the distribution (the "Cash Distribution") of cash to the Shareholders (as hereinafter defined) of the Company other than the Principal Shareholders (as hereinafter defined) in exchange for the shares of Common Stock held by such other Shareholders;

                  WHEREAS, the Company and the Purchaser desire to effectuate a transaction pursuant to which the Company will, subject to the fulfillment of certain conditions, consummate the Reorganization Plan;

                  WHEREAS, on March 16, 2001, the Company, SFS and the Purchaser entered into the original Stock Purchase Agreement (the "Original Agreement") in order to set forth the terms and provisions upon which they were willing to consummate the Stock Acquisition;

                  WHEREAS, on June 25, 2001, SFS filed a petition under chapter 11 of the Bankruptcy Code to commence bankruptcy proceedings (the "SFS Bankruptcy Proceedings") in the U.S. Bankruptcy Court for the District of Connecticut (the "Connecticut Court");

                  WHEREAS, on August 6, 2001, the Company, SFS and the Purchaser amended and restated the Original Agreement (the "First Amended Agreement") in order to provide for certain matters in connection with the SFS Bankruptcy Proceedings;

                  WHEREAS, on September 21, 2001, the Company obtained the number of acceptances of the Reorganization Plan required under the applicable provisions of the Bankruptcy Code (as hereinafter defined);

                  WHEREAS, on September 26, 2001, the Company commenced the Bankruptcy Case in the Bankruptcy Court (as hereinafter defined);

                  WHEREAS, on October 30, 2001, the Reorganization Plan was confirmed by the United States Bankruptcy Court for the Northern District of Texas;

                  WHEREAS, the Company is a party to certain actions and proceedings included in the Class Action Litigation (as hereinafter defined) pending before the California Court (as hereinafter defined);

                  WHEREAS, on August 31, 2001, the Company, SFS and the California Plaintiffs (as hereinafter defined) entered into a Stipulation of Settlement of All Claims Against NAB Asset Corporation (the "Original Stipulation of Settlement") providing that, subject to certain conditions specified therein, all claims and causes of action of any kind against the Company arising in connection with the Class Action Litigation shall be fully and finally compromised, settled and released;

                  WHEREAS, on November __, 2001, the Company, SFS and the California Plaintiffs amended and restated the Original Stipulation of Settlement in its entirety (the "Amended Stipulation of Settlement");

                  WHEREAS, the Amended Stipulation of Settlement provides that it will become effective upon the occurrence of certain events specified in
Section 7.7 thereof;

                  WHEREAS, the Company, SFS and the Purchaser desire to amend and restate the First Amended Agreement in its entirety as set forth herein in order, among other things, (i) to provide that the Purchaser will no longer be obligated to make a loan to SFS at the Closing and (ii) to make certain other changes in the terms and provisions hereof in connection with the Amended Stipulation of Settlement;

                  WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company that the Reorganization Plan be consummated upon the terms and subject to the conditions set forth herein, and such Board of Directors has approved this Agreement and the transactions contemplated hereby; and

                  WHEREAS, the Board of Directors of the Purchaser has approved this Agreement and the transactions contemplated hereby;

                  NOW, THEREFORE, the First Amended Agreement shall be amended and restated in its entirety as set forth herein at the date and time (the "Effective Time") upon which each of the events specified in Section 7.7(a), (b) and (g) of the Stipulation of Settlement shall have been satisfied; provided, however, that (i) the obligations of SFS under Sections 6.05 and 6.10 hereof shall become effective immediately upon the execution and delivery of this Second Amended and Restated Agreement by SFS and (ii) if all of the other provisions this Second Amended and Restated Agreement shall not have become effective prior to November 30, 2001, it shall cease to be of any force or effect as of such date and the First Amended Agreement shall thereafter continue in effect as if this Second Amended and Restated Agreement had never been executed by the parties hereto (unless and until such agreement is terminated in accordance with the terms thereof). It is expressly understood and agreed that
(i) all references herein to "this Agreement" and all terms of like import (including the terms "hereof," "herein" and "hereunder") shall be deemed to refer to the Original Agreement for all dates or periods on or after March 16, 2001 (the "Original Agreement Date") through August 6, 2001, shall be deemed to refer to the First Amended Agreement for all dates or periods on or after August 6, 2001 through the Effective Time, and shall be deemed to refer to this Second Amended and Restated Agreement for all dates and periods on or after the Effective Time and (ii) the representations and warranties of the parties contained in this Second Amended and Restated Agreement shall be deemed to have been made on the Original Agreement Date, and shall not be deemed to have been made or confirmed on the date of the execution and delivery hereof (except that, as of the Effective Date, the Company shall be deemed to confirm the representations and warranties contained in Section 2.02, SFS shall be deemed to confirm the representations and warranties contained in Article III and the Purchaser shall be deemed to confirm the representations and warranties contained in Section 4.02, in each case with respect to the Second Amended and Restated Agreement as executed and delivered on the date hereof).

                                   ARTICLE I

                      PURCHASE AND SALE OF PURCHASED STOCK;
                                   THE CLOSING

                  SECTION 1.01 Purchase and Sale of Purchased Stock. Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue, sell, transfer and deliver to the Purchaser the Purchased Stock, free and clear of all Liens, and the Purchaser shall acquire and accept the Purchased Stock from the Company. The Purchaser acknowledges and agrees that the Purchased Securities will not be registered under the Securities Act or any state securities law and that each certificate or instrument representing the Purchased Securities shall bear a legend in substantially the following form:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws. The securities may not be offered for sale, sold, assigned, transferred or pledged without registration under the Securities Act and any applicable state securities laws or without an opinion of counsel satisfactory to the corporation that such registration is not required."

                  SECTION 1.02 Escrow Arrangements.

                  (a) Prior to the Original Agreement Date, the Purchaser delivered an Earnest Money Deposit in the amount of $250,000 in cash to the Earnest Money Escrow Agent as the deposit under the Earnest Money Escrow Agreement. The Earnest Money Escrow Agent shall be permitted to invest and reinvest the funds held by it under the Earnest Money Escrow Agreement in the manner contemplated thereby.

                  (b) After the delivery of the Earnest Money Escrow Deposit to the Earnest Money Escrow Agent, the Purchaser caused the Earnest Money Escrow Agent to remit to the Company $50,000 of such deposit to enable the Company to pay fees and expenses incurred by or on behalf of the Company and the Subsidiaries in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the date of such remittance. Upon such remittance, the Company executed a promissory note in the amount of such remittance to the order of the Purchaser in the form previously delivered to the Company.

                  (c) On August 15, 2001, the Purchaser caused the Earnest Money Escrow Agent to remit to the Company an additional $184,688.51 of the Earnest Money Deposit, representing such portion of the Earnest Money Escrow Deposit as was necessary for the Company to pay fees and expenses incurred by or on behalf of the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the date of such remittance. Upon such remittance, the Company executed a promissory note in the amount of such remittance to the order of the Purchaser in the form previously delivered to the Company.

                  SECTION 1.03 Purchase Price. Subject to Section 1.04 below, as full consideration for the issuance, sale, transfer and delivery to the Purchaser of the Purchased Stock, on the Closing Date, the Purchaser (i) shall pay to the Disbursing Agent an amount in cash equal to the excess of the Closing Payment over the Earnest Money Deposit (the "Purchase Payment"), (ii) shall take all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the

Disbursing Agent and (iii) shall pay to the Company an amount in cash equal to the excess of the Purchase Price over the Closing Payment (the "Capitalization Payment").

                  SECTION 1.04 Adjustment of the Purchase Price and the Closing Payment. If the aggregate amount of fees and expenses incurred by or on behalf of the Company or the Subsidiaries, including the Company's legal, financial, advisory and other professional fees (exclusive of a maximum fee of $125,000 payable to Samco Capital Markets), in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the Closing Date (whether or not paid by such date) exceeds $250,000 (such excess amount being referred to as "Excess Expenses"), the Purchase Price and the Closing Payment shall be reduced on a dollar-for-dollar basis by the amount of Excess Expenses up to a maximum of $50,000 in the aggregate.

                  SECTION 1.05 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VII hereof, but in no event earlier than the first Business Day after the first Court Day which is at least ten days after the date on which the Reorganization Plan is confirmed by the Bankruptcy Court (or on such other date as shall be mutually agreed upon by the parties in writing).

                  SECTION 1.06 Closing Deliveries; Certain Actions.

                  (a) At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser each of the following:

                           (i) a copy of the entered Confirmation Order and any
                  other order referred to in Section 7.01(d), in each case, certified by the clerk of the Bankruptcy Court;

                           (ii) stock certificates, in definitive form, dated
                  the Closing Date and registered in the name of the Purchaser, evidencing the Purchased Stock;

                           (iii) evidence satisfactory to the Purchaser of the
                  termination of all deferred compensation arrangements, loan agreements and pledge agreements between MPS and any of its officers or employees;

                           (iv) the officers' certificate referred to in Section
                  7.01(b) hereof; and

                           (v) the opinion of Winstead Sechrest & Minick P.C.
                  referred to in Section 7.01(j)(A) hereof.

                  (b) At the Closing, the Purchaser shall deliver (i) to the Disbursing Agent immediately available funds in the amount of the Purchase Payment (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date) and
(ii) to the Company immediately available funds in the amount of the Capitalization Payment (by wire transfer to such account as the Company shall have designated in writing at least two Business Days prior to the Closing
Date).

                  (c) At the Closing, the Purchaser and the Company shall take such action as is necessary in order to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date).

                  (d) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company each of the following:

                           (i) the officers' certificate referred to in Section
                  7.02(b) hereof; and

                           (ii) the opinion of Raymond G. Smerge referred to in
                  Section 7.02(h) hereof.

                  (e) At the Closing, SFS shall deliver, or cause to be delivered, to the Purchaser each of the following:

                           (i) a copy of the Connecticut Order, certified by the
                  clerk of the Connecticut Court; and

                           (ii) the opinion of Scott A. Junkin referred to in
                  Section 7.01(j)(B).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company hereby represents and warrants to the Purchaser as follows:

                  SECTION 2.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 2.01 of the disclosure schedules delivered by the Company to the Purchaser and SFS on the Original Agreement Date and in connection with the execution of the Original Agreement (the "Disclosure Schedule") sets forth a correct and complete list of all such jurisdictions in which the Company is duly qualified to transact business as a foreign corporation. The Company has heretofore furnished the Purchaser with a correct and complete copy of its Charter and Bylaws.

                  SECTION 2.02 Authority; Binding Effect. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or shareholder actions (other than the Reorganization Solicitation) on the part of or with respect to the Company are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (subject to making the filings and receiving the Consents contemplated by Section 2.04) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

                  SECTION 2.03 Absence of Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Company or the Subsidiaries, (ii) except as set forth in Schedule 2.03 of the Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Company or any Subsidiary is a party or by which its respective properties or assets are bound, (iii) assuming that the filings referred to in Section 2.04 are made and the Consents referred to in
Section 2.04 are obtained, conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or its properties or assets or (iv) result in the creation of, or impose on the

Company or any Subsidiary the obligation to create, any Lien upon the properties or assets of the Company or any Subsidiary.

                  SECTION 2.04 Governmental Consents and Filings. There is no requirement applicable to the Company or any Subsidiary to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Company of this Agreement, the due performance by the Company of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for (i) filings by the Company required under the Exchange Act in connection with the Reorganization Solicitation, (ii) the Confirmation Order and any other notices, motions or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder and (iii) the Connecticut Order. No state takeover, business combination or control share acquisition statute or other similar statute or regulation prohibits, restrains or restricts the Stock Acquisition.

                  SECTION 2.05 Capitalization.

                  (a) As of the Original Agreement Date, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 5,091,300 shares are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock of which no shares are issued and outstanding, and no shares of Common Stock or Preferred Stock are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of its capital stock or other equity securities have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth above, there are no shares of capital stock or other equity securities of the Company outstanding as of the Original Agreement Date. Except as contemplated by this Agreement, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or make any other payments in respect thereof, and there are no shares of its capital stock or other equity securities reserved for issuance for any purpose.

                  (b) As of the Closing Date, after giving effect to the Reorganization Transactions, the authorized capital stock of the Company will consist of such number of shares of Common Stock as are specified in the Reorganization Plan. As of the Closing Date, the outstanding capital stock of the Company will consist of 4,905,202 shares of Common Stock, including the Purchased Stock to be issued on such date in accordance with the provisions of Article I hereof, and no shares of capital stock of any class will be held in the treasury of the Company. As of the Closing Date, all outstanding shares of Common Stock will have been duly authorized and will be validly issued, fully paid and nonassessable. None of the shares of Common Stock outstanding on the Closing Date will have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of Common Stock or other capital stock made prior to or on the Closing Date, whether in connection with the Reorganization Transactions or otherwise, will be made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth on Schedule 2.05(b) of the Disclosure Schedule, as of the Closing Date, after giving effect to the Reorganization Transactions, there will be no shares of capital stock or other equity securities of the Company outstanding. As of the Closing Date, after giving effect to the Reorganization Transactions, there will be no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company will or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or make any other payments in respect thereof, and there will be no shares of its capital stock or other equity securities reserved for issuance for any purpose.

                  SECTION 2.06 Subsidiaries.

                  (a) Schedule 2.06(a) of the Disclosure Schedule sets forth (i) the name of each Subsidiary, (ii) the jurisdiction of incorporation or formation of each Subsidiary, (ii) the authorized, issued and outstanding capital stock or other equity securities of, or ownership interests in, each Subsidiary and (iii) the names of the stockholders, equity holders or holders of ownership interests in each Subsidiary. Except as set forth in Schedule 2.06(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, or have voting rights with respect to, any capital stock or other equity securities of, or other ownership interests in, any corporation, partnership, limited liability company or other Person or have any direct or indirect interest in any business.

                  (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each Subsidiary that is a limited partnership is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority as a partnership to own lease and operate its properties and to carry on its business as presently conducted. Each Subsidiary is duly qualified to transact business as a foreign corporation or foreign limited partnership (as the case may be) and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Subsidiary. Schedule 2.06(b) of the Disclosure Schedule sets forth a correct and complete list of all jurisdictions in which each Subsidiary is duly qualified to transact business as a foreign corporation or foreign limited partnership. The Company has heretofore furnished the Purchaser with a correct and complete copy of the Charter and Bylaws or other organizational document of each Subsidiary.

                  (c) Except as set forth in Schedule 2.06(c) of the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, each Subsidiary (i) have been duly authorized, (ii) are validly issued, (ii) are (in the case of shares of capital stock) fully paid and nonassessable or not subject to any current or future capital calls and (iii) are owned by the Company, directly or indirectly, free and clear of all Liens. None of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company or any Subsidiary of any shares of the capital stock or other equity securities of, or other ownership interests in, any Subsidiary have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary is or may be obligated to issue or sell any issued or unissued shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or to purchase or redeem any shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or make any other payments in respect thereof, and there are no shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary reserved for issuance for any purpose.

                  SECTION 2.07 Commission Reports. The Company has filed all reports, schedules, statements, forms and other documents required to be filed with the Commission since January 31, 1998 (collectively, the "Commission Reports"), all of which complied as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder. None of the Commission Reports contained as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Commission Report has been revised or superceded by a later filed Commission Report, none of the Commission Reports contains, and no Commission Report filed after the date of this Agreement and prior to the Closing Date will contain, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 2.08 Financial Statements. Each of the Company's consolidated financial statements (including, in each case, any notes thereto) contained in the Commission Reports (the "Company Financial Statements") comply or will comply as to form in all material respects with applicable accounting requirements of the Commission with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and fairly presents or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows of the Company and its Subsidiaries for the periods indicated. The total Shareholders Deficit as of June 30, 2001 will not be in excess of $4,103,000. If the Closing occurs after June 30, 2001 then the total Shareholders Deficit as of the Closing Date will not be in excess of an amount equal to the sum of $4,103,000 plus $55,000 for each full calendar month ending after June 30, 2001 (or a pro rata portion of such amount for any partial calendar month) to the Closing Date.

                  SECTION 2.09 Absence of Undisclosed Liabilities. As of September 30, 2000, there were no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, contingent, absolute or otherwise), except as set forth or referred to on Schedule 2.09 of the Disclosure Schedule and on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2000 or the notes thereto contained in the Company's Quarterly Report on Form 10-Q relating to the fiscal quarter then ended (the "Latest Balance Sheet"). Since the date of the Latest Balance Sheet, the Company has not incurred any liabilities or obligations (whether accrued, contingent, absolute or otherwise), except as set forth on Schedule 2.09 of the Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice after September 30, 2000 which would not have a Material Adverse Effect. Except as set forth on Schedule 2.09 of the Disclosure Schedule, the Company does not know of any fact or circumstance which would reasonably be expected to permit or give rise to a right of any maker or purchaser of a Mortgage or purchaser of any servicing rights in respect of any Mortgage (x) to demand repurchase of the Mortgage or the servicing rights thereto or (y) to require indemnification in respect thereof.

                  SECTION 2.10 Absence of Certain Changes or Events. Since September 30, 2000, except as contemplated by this Agreement or as set forth in
Schedule 2.10 of the Disclosure Schedule or in the Commission Reports filed during the period after that date and prior to the Original Agreement Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and regular course and in a manner consistent with past practice, and there has not been with respect to the Company or its Subsidiaries (a) any Material Adverse Change or any event, occurrence or development that will result in or could reasonably be expected to result in a Material Adverse Change, or (b) (i) any amendment or other change in its Charter of Bylaws or other organizational document, except as specifically contemplated by this Agreement, (ii) any issuance, sale, pledge, disposal of or encumbrance or authorization of any such issuance, sale, pledge, disposal of or encumbrance of, any of the capital stock of the Company or any Subsidiary, (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any properties or assets of the Company or any Subsidiary, (iv) any creation or imposition of any Lien (other than Permitted Liens) with respect to any properties or assets of the Company or any Subsidiary, (v) any revocation or termination, or any notice of revocation or termination, of any Consents or of any license or authority to conduct business held by the Company or any Subsidiary, (vi) any change in the relationships between the Company or any Subsidiary on the one hand and any Persons with whom they have business relationships that will result in or could reasonably be expected to result in a Material Adverse Change, (vii) any consolidation with or merger with or into, any Person, (viii) any reclassification, combination, split or subdivision of any shares of capital stock of the Company or any Subsidiary, (ix) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any redemption, purchase or other acquisition of any of the capital stock or other securities of the Company or any Subsidiary, (x) any sale, lease, transfer or other disposition of any properties or assets of the Company or any Subsidiary, except for (A) Mortgages and real estate owned by the Company or any Subsidiary as a result of the foreclosure of any Mortgage, in each case, sold, transferred or disposed of in the ordinary and regular course of business or (B) assets sold in one or more series of related transactions in an amount not exceeding $15,000 per transaction or series of related transactions, provided that the total of all such transactions shall not exceed $50,000 in aggregate
(xi) any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof, (xii) any entry into any Contract or transaction (including, but not limited to, any borrowing, issuance of notes or other securities, capital expenditure or sale of assets) other than in the ordinary and regular course of business, (xiii) any entry into any Contract between the Company or any Subsidiary on the one hand and any of their respective directors, officers or key employees on the other hand providing for the employment of any director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee, or the making of any loan to or entry into any other material transaction or arrangement with any such director, officer or key employee; (xiv) any increase in the benefits payable by the Company or any Subsidiary under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary, (xv) any incurrence, assumption or guarantee by the Company or any Subsidiaries of any indebtedness for borrowed money, (xvi) any material labor dispute, (xvii) any change by the Company in its accounting principles, methods or practices, except for any changes required by law or as a result of any mandatory change in accounting standards or (xviii) any agreement or commitment to do any of the foregoing.

                  SECTION 2.11 Purchased Stock; Fairness Opinion. The issuance and sale of the Purchased Stock to the Purchaser have been duly authorized by all necessary corporate action on the part of the Company and, assuming entry of the Confirmation Order, the Purchased Stock, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, (i) will be validly issued, fully paid and nonassessable and free and clear from all Liens other than those created by the Purchaser, if any, (ii) will not have been issued in violation of, or subject to, any preemptive rights or rights of subscription, or
(iii) will have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. The Company has received the opinion of Howard Frazier Barker Elliot Inc., dated as of Original Agreement Date, to the effect that the Reorganization Transactions are fair to the Shareholders from a financial point of view and that the treatment of the Principal Shareholders is less favorable than the treatment of the other Shareholders.

                  SECTION 2.12 Reorganization Plan. The Board of Directors of the Company has unanimously determined to propose a plan of reorganization (the "Reorganization Plan") which will provide for, among other things, (i) the Stock Acquisition and (ii) the Cash Distribution (collectively, the "Reorganization Transactions"). As of the Original Agreement Date, the Board of Directors has further unanimously determined to recommend acceptance of the Reorganization Plan by the Shareholders of the Company.

                  SECTION 2.13 Disclosure Statement. The Disclosure Statement and the Schedule 13E-3 shall comply at all relevant times with the applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder. The Disclosure Statement and Schedule 13E-3, including all information included or incorporated by reference thereto, shall not (i) at any Time of Mailing, (ii) on the date of the confirmation of the Reorganization Plan by the Bankruptcy Court or (iii) on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to any information included in the Disclosure Statement and the Schedule 13E-3 that was furnished by the Purchaser to the Company in writing expressly for use therein.

                  SECTION 2.14 Properties and Assets.

                  (a) Assets Generally. The Company and the Subsidiaries have good and valid title to all material assets owned by them, in each case free and clear of all Liens except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising under applicable law in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business if the underlying obligations are not overdue for a period of more than 90 days, (iii) Liens for Taxes which are not yet due and payable, (iv) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Company Financial Statements and the existence of which is indicated in the notes thereto and (v) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation or the marketability of the assets to which they relate (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i) through (v) above are hereinafter referred to collectively as "Permitted Liens").

                  All the material tangible personal property of the Company and the Subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and the Subsidiaries and generally accepted industry practice. Each item of material tangible personal property of the Company and the Subsidiaries is in all material respects in good working order and is adequate and sufficient for the Company's or Subsidiaries' intended purposes, ordinary wear and tear excepted.

                  This Section 2.14(a) does not relate to real property or interests in real property, such items being the subject of Section 2.14(b).

                  (b) Title to Real Property. Schedule 2.14(b) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "Leased Property") and identifies any material leases relating thereto. The Company or the applicable Subsidiary has good and valid title to the leasehold estates in all Leased Property, free and clear of all Liens and other similar restrictions of any nature whatsoever, except Permitted Liens. The Company and the Subsidiaries own no real property in fee.

                  SECTION 2.15 Mortgages.

                  (a) Schedule 2.15(a) of the Disclosure Schedule sets forth a complete list of all Mortgages owned by the Company or the Subsidiaries as of February 28, 2001. Except as set forth in Schedule 2.15(a) of the Disclosure Schedule, the Company or the Subsidiaries have good, marketable and indefeasible title to, and are the sole owners and holders of, all such Mortgages free and clear of all Liens. Except as set forth in Schedule 2.15(a) of the Disclosure Schedule, none of the Company or the

Subsidiaries have sold, assigned or otherwise transferred any right or interest in or to the Mortgages and has not pledged the Mortgages as collateral for any loan or obligation or other purpose. Except for Mortgages relating to certain construction loans as to which the total amount the Company is committed to advance and any portion remaining unadvanced is set forth on Schedule 2.15(a) of the Disclosure Schedule, at the time of origination, the proceeds for each of the Mortgages were fully disbursed and none of the Mortgages have any provisions for future advances.

                  (b) Each Mortgage that is owned by the Company or any Subsidiary is the legal, valid and binding obligation of each mortgagor thereunder, enforceable in accordance with its terms against each purported signatory thereof, and not subject to any discount, allowance, set-off, counterclaim, right of rescission, presently pending bankruptcy or other defenses (including the defense of usury) which could result in any claim or loss of value in excess of any applicable Mortgage Reserve Amount. No foreclosure (including any non-judicial foreclosure) or any other legal action has been brought by the Company or the Subsidiaries or, to the knowledge of the Company, any senior lienholder in connection therewith which could result in any claim or loss of value in excess of any applicable Mortgage Reserve Amount. To the knowledge of the Company, each party to the Mortgages other than the Company or the Subsidiaries has the legal capacity to execute such instrument and to convey the property interest purported to be conveyed. Each Mortgage has been duly and properly executed by all applicable mortgagors and none of such Mortgages has been satisfied, cancelled, released, modified or waived, subordinated or rescinded. The material documents pertaining to the Mortgages (including credit underwriting files, servicing files, records of disbursement and accounting records) are in the books and records of the Company or the Subsidiaries, each of such documents is a true and correct original or copy thereof, and such documents are sufficient to enforce the security interest stated therein.

                  (c) Each action taken by the Company or the Subsidiaries with respect to each Mortgage owned by the Company or any Subsidiary and any application, agreement, form, document, letter, notice, statement, and other material used by the Company or the Subsidiaries and, to the knowledge of the Company, in connection with the solicitation, origination, closing, servicing and sale of each such Mortgage complied at all relevant times in all material respects with all state, federal and local laws and regulations, including the Federal Truth-in-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, and any similar law, regulation or interpretation thereof affecting or regarding the solicitation, origination, closing, servicing, sale or collection of Mortgages. In addition, to the knowledge of the Company, each party to the Mortgages other than the Company or any Subsidiary was also in such compliance.

                  (d) Each of the Mortgages owned by the Company and the Subsidiaries represents a perfected security interest of the priority stated therein, on residential real property, and such Mortgage was properly recorded, and all subsequent assignments of the original Mortgage have been recorded in their appropriate jurisdictions wherein such recordation is necessary to perfect the lien as against creditors, or is in the process of being recorded.

                  (e) Each of the Mortgages owned by the Company and the Subsidiaries which relates to a first priority perfected security interest on residential real property is covered by an ALTA lender's title insurance policy or other form of title insurance generally accepted by lenders in the jurisdiction where the mortgaged property is located and issued by a title insurer qualified to do business in the jurisdiction where the mortgaged property is located. For each of the Mortgages owned by the Company and the Subsidiaries which relates to a perfected security interest on residential real property of less than a first lien priority, the Company or a Subsidiary has obtained a title report issued by a title insurer qualified to do business in the jurisdiction where the mortgaged property is located. Schedule 2.15(e) of the Disclosure Schedule contains a list of Mortgages of less than first lien priority, including the total amount of all loans secured thereby. Each of the Mortgages owned by the Company or any Subsidiaries is covered by flood insurance if and to the extent required by federal law. Pursuant to the terms of each such Mortgage, to the knowledge of the Company, all improvements upon the mortgaged property are insured by an insurer acceptable to FNMA against loss by fire and such other risks as are customarily insured against.

                  (f) All buildings, improvements and other facilities ("Improvements") on each of the mortgaged properties relating to the Mortgages are located solely within the boundaries of such mortgaged property, and each of the Mortgages is secured solely by such mortgaged property and Improvements. None of the mortgaged properties relating to the Mortgages is subject to any existing, proposed, or to the Company's knowledge, threatened eminent domain proceeding, condemnation proceeding or similar proceeding which could result in the taking of all or part of the mortgaged property. None of the mortgaged properties relating to the Mortgages contains any Hazardous Materials.

                  SECTION 2.16 Contracts.

                  (a) Schedule 2.16(a) of the Disclosure Schedule contains a correct and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are or may be bound:

                           (i) all employment, agency, consultation or
                  representation Contracts or other Contracts of any type with any present officer, director, employee, agent, consultant or other similar representative of the Company or any

                  Subsidiary (or former officer, director, employee, agent, consultant or similar representative of the Company or any Subsidiary, if there exists any present or future liability with respect to such Contract, whether now existing or contingent), other than (a) "at will" employment Contracts and
                  (B) any Contract with a consultant or similar representative which provides for aggregate payments by the Company or any Subsidiary of less than $15,000 per annum and is terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

                           (ii) all Contracts containing any provision or
                  covenant limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with or to obtain products or services from any Person;

                           (iii) all partnership, joint venture or similar
                  Contracts;

                           (iv) all Contracts relating to the borrowing of money
                  by the Company or any Subsidiary or providing for any direct or indirect guarantee by the Company or any Subsidiary of any indebtedness of any other Person;

                           (v) all Contracts which by their terms provide for
                  the creation, existence or maintenance of a Lien on any properties or assets of the Company or any Subsidiary;

                           (vi) all leases or subleases of Property and all
                  other leases, subleases or rental or use Contracts, other than any such leases, subleases or Contracts which provide for aggregate payments by the Company or any Subsidiary of less than $15,000 in any year and are terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

                           (vii) all Contracts that involve the disposition or
                  acquisition by the Company or any Subsidiary after the Original Agreement Date of any material properties or assets not in the ordinary and regular course of business and not in a manner consistent with past practice;

                           (viii) all Contracts (including, but not limited to,
                  those relating to allocations of expenses, personnel, services or facilities) between or among the Company or any Subsidiary on the one hand and any of their respective Affiliates (other than direct or indirect wholly owned Subsidiaries of the Company) on the other hand;

                           (ix) all outstanding proxies, powers of attorney or
                  similar delegations of authority of the Company or any Subsidiary outside the ordinary course of business;

                           (x) all Contracts containing any "change of control"
                  provision or agreement;

                           (xi) all Contracts that involve the payment or
                  potential payment by or to the Company or any Subsidiary of aggregate amounts exceeding $15,000 in any year, other than Contracts which are terminable by the Company without penalty on not more than 90 days' notice; and

                           (xii) all other Contracts that are material to the
                  Company or any Subsidiary or that could prevent, impede or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

                  (b) Prior to the Original Agreement Date, the Company has provided or made available to the Purchaser correct and complete copies of all of the Contracts identified or required to be identified in Schedule 2.16(a) of the Disclosure Schedule or (in the case of oral Contracts) written descriptions of all of the material terms thereof.

                  (c) Each Contract identified or required to be identified on
Schedule 2.16(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary and is enforceable against the Company or the applicable Subsidiary in accordance with its terms. To the knowledge of the Company, each such Contract is a legal, valid and binding obligation of each other party thereto and is enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application relating to creditors' rights and to general principles of equity. Neither the Company nor, to the knowledge of the Company, any other party to any such Contract is in violation or breach of or default under any such Contract, except any violation, breach or default which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.16(c) of the Disclosure Schedule, no such Contract contains any provision which prohibits or restricts, or provides that the other party thereto may terminate such Contract in the event or by reason of, the transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transactions.

                  SECTION 2.17 Litigation. Except as set forth in Schedule 2.17 of the Disclosure Schedule, there is no action, suit, inquiry or other proceeding (or, to the knowledge of the Company, investigation) pending or threatened against or affecting the Company or any Subsidiary or any of their respective properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which questions or seeks to enjoin or prevent or which could otherwise be reasonably expected to affect in any material respect the transactions contemplated by this Agreement. Except as reflected on Schedule 2.17 of the Disclosure Schedule, there are no pending or threatened complaints filed or asserted by any consumer or by any Governmental Authority against the Company or any Subsidiary regarding any violation of statutory requirements or any consumer protection law or rule.

                  SECTION 2.18 Compliance with Laws and Other Requirements. Except as set forth on Schedule 2.18 of the Disclosure Schedule, neither the Company nor any Subsidiary is in breach or violation of, or default under, any provision of its Charter or Bylaws or in the case of any Subsidiary that is a limited partnership, other organizational document, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which it is a party or by which its properties or assets are or may be bound or, any term of any law, ordinance, statute, rule or regulation of any Governmental Authority, including, without limitation, GNMA, FNMA, FHLMC or the Department of Housing and Urban Development, or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except for any breach, violation or default which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company does not know of any proposed law, ordinance, statute, rule or regulation of any Governmental Authority which, if enacted or promulgated, could be reasonably expected to have a Material Adverse Effect.

                  SECTION 2.19 Environmental Matters. Except as described in
Schedule 2.19 of the Disclosure Schedule, the Company and the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. For purposes of the immediately preceding sentence, compliance with Environmental Laws includes, but is not limited to, the possession by the Company and the Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws. The Company and the Subsidiaries are in material compliance with the terms and conditions thereof. Except as described in Schedule 2.19 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received written notice of, or is the subject of any facts, circumstances or conditions that could reasonably be expected to result in, any Environmental Claims which has had or, if continued, would have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 2.20 Taxes. Except as set forth in Schedule 2.20 of the Disclosure Schedule:

                  (a) All material Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company or any Subsidiary have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). Such Tax Returns accurately and completely set forth or will accurately and completely set forth in all material respects all liabilities for Taxes (if any) and any other items (including, but not limited to, items of income, gain, loss, deduction, and credit) required (under applicable tax law) to be reflected or included in such Tax Returns.

                  (b) The Company and each Subsidiary has paid or will pay, on a timely basis, all Taxes of the Company and each such Subsidiary that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith and for which adequate provision has been made in the consolidated financial statements of the Company and its Subsidiaries.

                  (c) To the extent required by GAAP, adequate provision has been made by the Company and each Subsidiary on the Latest Balance Sheet for the payment of Taxes due after the Closing Date.

                  (d) As of the Original Agreement Date, neither the Company nor any Subsidiary has obtained an extension of time to file any Tax Return. The Company and each Subsidiary will prepare their federal income tax returns, as well as any state, corporate and partnership tax returns, for the tax year ending December 31, 2000, and all subsequent tax years and periods in a timely manner and on a basis consistent with past practice, and the Purchaser shall be given the opportunity to review any such Tax Returns before they are filed.

                  (e) There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary, except Liens for Taxes not yet due.

                  (f) There are no pending audits, actions, proceedings, disputes, claims or, to the knowledge of the Company, investigations with respect to any Taxes payable by or asserted against the Company or any Subsidiary and, to the knowledge of the Company, there is no basis on which any claim for material Taxes can be asserted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice from any taxing authority of its intent to examine or audit any Tax Returns of the Company or any Subsidiary.

                  (g) The taxable year or periods for the assessment of federal income Tax of the Company and its Subsidiaries are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods through the taxable period ended December 31, 1996. The taxable years or periods for the assessment of state and local income or franchise Tax of the Company and its Subsidiaries are closed either by agreement with the appropriate taxing authority or by application of the applicable statute of limitations for all periods through the taxable period ended December 31, 1996. Neither the Company nor any Subsidiary (i) has given or been requested to give waivers of any statute of limitations relating to the payment of Taxes for taxable periods for which the applicable statutes of limitations have not expired or (ii) has made any election which would result or has resulted in an adjustment under Section 481 of the Internal Revenue Code.

                  (h) The Company and its Subsidiaries are not and have not been subject to tax in any jurisdiction outside the United States.

                  (i) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist (i) among the Company and any of the Subsidiaries or (ii) among the Company and any of its Shareholders or Affiliates.

                  (j) All Taxes required to be withheld, collected or deposited by the Company or any Subsidiary (including, but not limited to, amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.

                  (k) Neither the Company nor any Subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or agreed to have
Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a
Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code).

                  (l) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code.

                  (m) Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the group of which the Company is currently the common parent. Neither the Company nor any Subsidiary is or will be liable for the Taxes of any other corporation by reason of being a member of any such affiliated group other than any corporation which is a member of the group of which the Company currently is the common parent.

                  SECTION 2.21 Employee Benefit Plans.

                  (a) Schedule 2.21(a) of the Disclosure Schedule sets forth a true, complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other employee benefit plans, arrangements, agreements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, profit sharing, hospitalization, sick leave, deferred compensation, bonus or other incentive or executive compensation, fringe benefit and stock purchase plans, agreements, arrangements practices or policies) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute with respect to employees of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or reasonable expectation of liability (collectively, the "Employee Benefit Plans"). The term "Employee Benefit Plan" also includes any of the aforementioned benefits that are provided through plans or programs sponsored by Administaff Companies, Inc. ("Administaff"), but only to the extent that such benefits are provided to individuals providing services for the Company or a Subsidiary. Schedule 2.21(a) of the Disclosure Schedule sets forth the name, current annual compensation rate (including bonus and commissions), title and current base salary rate of the 10 most highly compensated present employees of the Company or any Subsidiary. There is no trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with the Company or any Subsidiary under Section 414 of the Internal Revenue Code or ERISA Section 4001 (other than the group of which the Company is the common parent). Except as set forth on Schedule 2.21(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any legal, contractual, equitable or other obligation (nor have they any formal plan or commitment, whether legally binding or not) to enter into any form of compensation or employment agreement or to establish any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, deferred compensation or incentive or executive compensation plan, policy or practice or to modify or change any existing Employee Benefit Plan. No Employee Benefit Plans cover persons employed outside of the United States. No Employee Benefit Plans are subject to Section 4063 or 4064 of ERISA. No Employee Benefit Plans are "multiemployer plans" as defined in
Section 3(37) of ERISA (collectively, the "Multiemployer Plans"). No Employee Benefit Plans provide for medical or other insurance benefits to current or future retired employees or former employees of the Company or any Subsidiary after termination of employment (other than as required by Section 4980B of the Internal Revenue Code and at the former employee's own expense). No Employee Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA, or a "pension plan" as defined in Section 3(2) of ERISA, except as noted in
Schedule 2.21(a) of the Disclosure Schedule. No under-funded pension plan subject to Section 412 of the Internal Revenue Code has been terminated by or transferred out of the Company or any Subsidiary. Neither the

Company nor any Subsidiary has participated in or contributed to, or had an obligation to contribute to, any Multiemployer Plan and has no withdrawal liability with respect to any Multiemployer Plan.

                  (b) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Internal Revenue Code (collectively, the "Qualified Plans") so qualifies, has been maintained in compliance with, and currently complies with, all qualifications requirements of the Internal Revenue Code in form and operation and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Internal Revenue Code. Any entity maintained or contributed to by the Company or any Subsidiary and which is intended to be an association described in Section 501(c)(9) of the Internal Revenue Code is exempt from federal income Tax under Section 501(a) of the Internal Revenue Code.

                  (c) To the knowledge of the Company, all contributions and premiums required by law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

                  (d) There has been no "reportable event," as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Qualified Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

                  (e) There has been no violation of ERISA that could result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (f) The Company has delivered to the Purchaser (i) the employee booklets from Administaff that describe the benefits that Administaff provides to its employees who are leased to the Company and its Subsidiaries, and (ii) the contract between Administaff and Mortgage Portfolio Services, Inc. These booklets describe each and every benefit plan, program or practice applicable to such leased employees.

                  (g) There are no pending actions, suits or proceedings which have been asserted, instituted or overtly threatened against any Employee Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could reasonably be expected to form the basis for any such action, suit or proceeding. Neither the Company nor any Subsidiary nor any fiduciary of any plan which is not a

Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Internal Revenue Code.

                  (h) Each of the Employee Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements, including, but not limited to, the requirements with respect to leased employees, as defined in Section 414(n) of the Internal Revenue Code. There has been no breach or violation of or default under any Employee Benefit Plan that will subject the Company or any Subsidiary or such Employee Benefit Plan to any taxes, penalties or claims. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 2.21(h) of the Disclosure Schedule.

                  (i) Each Employee Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder;
(iii) the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (iv) the Health Insurance Portability and Accountability Act of 1996 ("HIPPA"); and (v) the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act.

                  (j) Except as set forth on Schedule 2.21(j) of the Disclosure Schedule, the Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

                  (k) Except as set forth in Schedule 2.21(k) of the Disclosure Schedule, the Company will not have, by reason of the transactions contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Employee Benefit Plan.

                  (l) Except as set forth on Schedule 2.21(l) of the Disclosure Schedule, the Company (or, if applicable, any Subsidiary) has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other Person, terminate, modify or amend any of the Employee Benefit Plans (or its participation in any such Employee Benefit Plans) at any time sponsored, maintained or contributed to by the Company (or Subsidiary, if applicable), effective as of any date before, on or after the Closing Date except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA or would adversely affect a vested accrued benefit or a previously granted award under any such plan not subject to Section 204(g) of ERISA.

                  SECTION 2.22 Labor Matters. Except as set forth on Schedule
2.22 of the Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by them nor does the Company know of any activities or proceedings of any labor union to organize any such employees and
(ii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board.

                  SECTION 2.23 Permits. Except as set forth in Schedule 2.23 of the Disclosure Schedule, the Company and its Subsidiaries own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments (collectively, "Permits") that are required in connection with the conduct of their respective businesses, including, but not limited to, Permits required under Environmental Laws, except in cases where the failure to own or hold such Permits, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All Permits owned or held by the Company or any Subsidiary are valid and in full force and effect. No proceeding is pending or threatened which could result in the revocation or termination of any such Permits, and the Company knows of no basis on which any such proceeding could be commenced. Except as set forth on Schedule 2.23 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not affect the continued validity, effectiveness or terms and conditions of all Permits owned or held by the Company or the Subsidiaries.

                  SECTION 2.24 Insurance. Schedule 2.24 of the Disclosure Schedule sets forth true and correct summaries of all liability and other insurance policies maintained by the Company and its Subsidiaries, and accurately states the coverages, deductible amounts and carriers of each such insurance policy. All such insurance policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. All such insurance policies are maintained with reputable and, to the knowledge of the Company, financially sound insurance companies and associations. There are no circumstances known to the Company that would enable any insurance company or association to avoid liability under any of the insurance policies maintained by the Company or any Subsidiary, other than pursuant to express exclusions and limitations of such policies. The coverage provided by such insurance policies with respect to events occurring prior to the Closing Date will not be affected in any manner by, and will not terminate or lapse by reason of, any of the transactions contemplated by this Agreement. The loss, damage or destruction of any properties and assets of the Company or its Subsidiaries which are not fully covered by insurance would not have a Material Adverse Effect.

                  SECTION 2.25 Transactions with Affiliates. Except as set forth in Schedule 2.25 of the Disclosure Schedule, since September 30, 2000, neither the Company nor any Subsidiary has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, or made any management, consulting or similar fee arrangement with, or entered into or consummated any other material transaction, agreement or arrangement with or for the benefit of, any officer, director or employee of the Company or any of its Affiliates, other than compensation and benefits (including travel advances) provided to any such officer, director or employee in the ordinary course of business and consistent with past practice. No Affiliate of the Company or an Subsidiary (other than the Company or any Subsidiary) has any direct or indirect ownership interest in any Person in which the Company or any Subsidiary has any direct or indirect ownership interest or with which the Company or any Subsidiary competes or has a business relationship.

                  SECTION 2.26 Absence of Certain Business Practices. Neither the Company nor any of its Affiliates, directors, officers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit to any competitor or governmental employee or official (domestic or foreign) which could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

                  SECTION 2.27 Disclosure. The representations and warranties by the Company contained in this Agreement, and the statements contained in any Schedule required hereby or any other document, certificate or other writing delivered or to be delivered by or on behalf of the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, do not and will not contain any untrue statement of a material fact, and do not and will not omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

                  SECTION 2.28 Brokers' or Finders' Fees. Except as set forth in
Schedule 2.28 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder's fee or other fees or commissions in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                     OF SFS

                  SFS hereby represents and warrants to the Purchaser as follows:

                  SECTION 3.01 Organization and Qualification. SFS is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and operate its properties. SFS is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could affect in any manner the performance by it of its obligations under this Agreement or the Amended Stipulation of Settlement.

                  SECTION 3.02 Authority; Binding Effect. SFS has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Amended Stipulation of Settlement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Amended Stipulation of Settlement by SFS has been duly and validly authorized by all necessary corporate action on the part of SFS, and no other corporate proceedings or shareholder actions on the part of or with respect to SFS is necessary to authorize this Agreement and the Amended Stipulation of Settlement, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Amended Stipulation of Settlement have been duly executed and delivered by SFS and constitute legal, valid and binding obligations of SFS, enforceable against it in accordance with the terms hereof and thereof. SFS holds, and at the Closing Date will hold, the SFS Loan free and clear of all Liens.

                  SECTION 3.03 Absence of Conflicts. The execution and delivery by SFS of this Agreement and the Amended Stipulation of Settlement, the performance by SFS of its obligations hereunder and thereunder and the consummation by SFS of the transactions contemplated hereby and thereby will not
(i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of SFS, (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which SFS is a party or by which its properties or assets are bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to SFS or its properties or assets.

                  SECTION 3.04 Governmental Consents and Filings. There is no requirement applicable to SFS to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by SFS of this Agreement and the Amended Stipulation of

Settlement, the due performance by SFS of its obligations hereunder and thereunder or the lawful consummation by SFS of the transactions contemplated hereby and thereby, except for the Connecticut Order.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Company and SFS as follows:

                  SECTION 4.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

                  SECTION 4.02 Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings or shareholder actions on the part of or with respect to the Purchaser are necessary to authorize this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with the terms hereof.

                  SECTION 4.03 Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Purchaser, (ii) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Purchaser is a party or by which its properties or assets are or may be bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Purchaser or its properties or assets.

                  SECTION 4.04 Governmental Consents and Filings. There is no requirement applicable to the Purchaser to obtain any Consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by the Purchaser of this Agreement, the due performance by the Purchaser of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except to the extent that any of the requirements referred to in clauses (i) through (iii) of Section
2.04 are applicable to the Purchaser.

                  SECTION 4.05 Purchase for Investment.

                  (a) The Purchaser is an "accredited investor" for purposes of Regulation D under the Securities Act and is acquiring the Purchased Securities at the Closing for investment for its own account, and not with a view to selling or otherwise distributing the Purchased Securities in violation of the Securities Act. Purchaser's principal executive office is located at the address set forth in Section 11.02 of this Agreement.

                  (b) The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company, and it is able financially to bear the risks thereof.

                  (c) The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has received (or had made available to it) any financial and business documents requested by it.

                  (d) The Purchaser understands that (i) the Purchased Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to section 4(2) thereof or Rule 506 under the Securities Act, (ii) the Purchased Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Purchased Securities will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.

                  SECTION 4.06 Disclosure Statement. None of the information furnished by the Purchaser in writing expressly for use in the Disclosure Statement shall contain any untrue statement of a material fact or omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.07 Brokers' or Finders' Fees. The Purchaser has not authorized any broker, finder or investment banker to act on its behalf in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against the Company or SFS for any brokerage or finder's fee or other fees or commissions.

                  SECTION 4.08 Share Ownership. The Purchaser beneficially owns 117,500 shares of the Company's Common Stock.

                                   ARTICLE V

                          REORGANIZATION SOLICITATION;
                               BANKRUPTCY MATTERS

                  SECTION 5.01 Solicitation Materials; Solicitation of Acceptances.

                  (a) On or about August 15, 2001, the Company (1) prepared, filed with the Commission and distributed to the Shareholders (i) a letter to such Shareholders, (ii) the Disclosure Statement and (iii) the form of acceptance of the Reorganization Plan to be executed by such Shareholders (collectively, the "Solicitation Materials") and (2) prepared and filed with the Commission the Schedule 13E-3 pursuant to the Exchange Act. The aforementioned letter to the Shareholders, the Disclosure Statement and the Schedule 13E-3 contained the recommendation of the Board of Directors of the Company that the Shareholders give their acceptance to the Reorganization Plan. The Solicitation Materials and the Schedule 13E-3 complied as to form with all applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder.

                  (b) In preparing the Solicitation Materials and the Schedule 13E-3, the Company used its reasonable best efforts to (i) obtain and furnish all information required to be included therein under the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder, (ii) file with the Commission pursuant to the Exchange Act preliminary copies of the Solicitation Materials and the Schedule 13E-3 for review and comment, (iii) respond promptly to any comments made by the Commission with respect to preliminary copies of the Solicitation Materials and the Schedule 13E-3 and (iv) have the Solicitation Materials cleared with the Commission at the earliest practical date. The Purchaser and its counsel were given a reasonable opportunity to review and comment upon the Solicitation Materials and the Schedule 13E-3 prior to the time they were filed with the Commission. The Company provided the Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments that are received by the Company or its counsel from the Commission or its staff with respect to the Solicitation Materials or the Schedule 13E-3 and further provided the Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

                  (c) If at any time prior to the Closing Date any fact, event or development relating to the Company or any of its Affiliates is discovered by the Company which is required under applicable law to be set forth in a supplement to the Disclosure Statement or an amendment to and the Schedule 13E-3, the Company shall prepare, file with the Commission or the Bankruptcy Court, use its reasonable best efforts to cause the Bankruptcy Court to approve, and disseminate to the Shareholders any such supplements and amendments in accordance with applicable law.

                  (d) On September 21, 2001, the Company obtained the requisite number of acceptances of the Reorganization Plan from Shareholders in order to meet all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

                  SECTION 5.02 Certain Documents and Motions.

                  (a) On September 26, 2001, the Company commenced the Bankruptcy Case in the United States Bankruptcy Court for the Northern District of Texas.

                  (b) On September 26, 2001, the Company filed the Disclosure Statement and the Reorganization Plan and the certification of votes for acceptance or rejection of the Reorganization Plan with the Bankruptcy Court.

                  (c) On September 26, 2001, the Company filed the Interim Motion with the Bankruptcy Court, and the Interim Order was entered by the Bankruptcy Court on October 24, 2001.

                  SECTION 5.03 Reorganization Proceedings.

                  (a) On October 30, 2001, the Bankruptcy Court confirmed the Reorganization Plan on the basis of the acceptances of the Reorganization Plan received by the Company pursuant to the Reorganization Solicitation.

                  (b) The Company has complied and shall comply with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Reorganization Plan and all other matters in connection with the Bankruptcy Case. Without limiting the generality of the foregoing, the Company has prepared and filed and shall promptly prepare and file with the Bankruptcy Court all motions, schedules, statements of financial affairs, reports, and all other papers and filings required by the Bankruptcy Code and all other applicable laws, rules, regulations, orders or decrees (the "Bankruptcy Filings"). The Purchaser and its counsel have been given and shall be given a reasonable opportunity to review and comment upon the Bankruptcy Filings prior to the time they are filed with the Bankruptcy Court.

                  (c) The extent, method, and means of notice of the filing of the Bankruptcy Case and meetings of creditors, hearings, objection dates, bar dates for filing proofs of claims or interests, the hearing on approval of the Reorganization Solicitation and the confirmation of the Bankruptcy Plan, and other significant events in connection with the Bankruptcy Case, given to creditors, parties in interest, and other parties entitled or expected to receive any such notice, have been decided or shall be decided by the Company in consultation with, and subject to the approval of, the Purchaser.

                  (d) The Company has obtained or shall use its reasonable best efforts to obtain, and shall not take, or omit to take, any action which could reasonably be expected to prevent or impede, or result in the revocation of, (i) the confirmation of the Reorganization Plan, (ii) a full and complete discharge of all debts of the Company (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code), except as otherwise specifically provided in the Reorganization Plan, and (iii) the vesting upon the entry of the Confirmation Order of the property of the Company in the reorganized entity free and clear of all claims and interests of creditors and equity security holders in accordance with the Reorganization Plan. In addition, the Company shall use its reasonable best efforts to obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Purchaser, approving the Reorganization Plan as modified by or in accordance with this Agreement as in effect after the amendment and restatement hereof at the Effective Time. To the extent that the Reorganization Plan requires the Company to take any action in the Bankruptcy Case, including, but not limited to, designating executory contracts to be assumed or rejected and making elections concerning treatment of claims, the Company has taken or shall take such action after consultation with and, in the case of any election to be made, obtaining the approval of the Purchaser.

                  (e) The Reorganization Plan will be in the form attached as Exhibit A hereto with such changes therein as shall be approved by the Company and by the Purchaser, in each case in such party's reasonable discretion. The Company shall not consent to any amendment or supplement to, or modification of, the Reorganization Plan or the Disclosure Statement that purports to effect any change in the terms or conditions of the transactions contemplated by this Agreement which is, in the reasonable judgment of the Purchaser, unfavorable to it or any change in the manner in which the total payments and distributions under the Reorganization Plan is allocated among Shareholders without the prior written consent of the Purchaser.

                  SECTION 5.04 Securities Laws. The Company has complied and shall comply with all filing and other requirements of the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities laws, rules or regulations in connection with the Reorganization Solicitation and the consummation of the Reorganization Transactions.

                                   ARTICLE VI

                                CERTAIN COVENANTS

                  SECTION 6.01 Conduct of Business. From the Original Agreement Date until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary and regular course of business and consistent with past practice and shall use their reasonable best efforts to preserve intact the business organizations of the Company and its Subsidiaries, to keep available the services of their present officers and employees and maintain their present relationships with Governmental Authorities and other Persons having business relationships with the Company or any Subsidiary. Without limiting the generality of the foregoing, from the Original Agreement Date until the Closing Date, except as provided in this Agreement or the Reorganization Plan, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose or commit to do, any of the following without the prior written consent of the Purchaser:

                  (a) amend or make any other change in its Charter or Bylaws or other organization documents, except as specifically contemplated by this Agreement;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary or any options, warrants, calls or other rights to acquire any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary;

                  (c) sell, lease, transfer or otherwise dispose of any material properties or assets of the Company or any Subsidiary (whether or not reflected on the books of the Company or any Subsidiary and whether real, personal or mixed, tangible or intangible) except for (A) Mortgages and real estate owned by the Company or any Subsidiary as a result of the foreclosure of any Mortgage, in each case, sold, transferred or disposed of in the ordinary and regular course of business or (B) assets sold in one or more series of related transactions in an amount not exceeding $15,000, provided that the total of all such transactions shall not exceed $50,000 in aggregate;

                  (d) consolidate with, or merge with or into, any Person;

                  (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or redeem, purchase or otherwise acquire any capital stock or other equity interests of, or ownership interests in, the Company or any Subsidiary;

                  (f) reclassify, combine, split or subdivide any shares of the capital stock of the Company or any Subsidiary;

                  (g) incur or assume any indebtedness for borrowed money or issue any debentures, notes or other debt securities or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

                  (h) make any loans, advances or capital contributions to, or investments in, any other Person, except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

                  (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                  (j) create or incur any Liens upon the properties or assets of the Company or any Subsidiary or suffer to exist any such Liens (other than Permitted Liens), except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

                  (k) enter into any Contracts or commitments or engage in any transactions not in the ordinary and regular course of business and consistent with past practice, including, without limitation, opening any new business locations (including any net branch arrangement) or entering into any Contracts or commitments to do the same;

                  (l) engage in any transactions with any Affiliate (other than transactions between the Company and any of its direct or indirect wholly owned Subsidiaries), except on terms and conditions at least as favorable to the Company as those that would apply in the case of a similar arms'-length transaction;

                  (m) enter into any agreement, arrangement or understanding with any director, officer or key employee of the Company or any Subsidiary providing for the employment of any such director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee or make any loan to or enter into any other material transaction or arrangement with any such director, officer or key employee;

                  (n) increase the benefits payable by the Company or any Subsidiary under, enter into or adopt any new, or amend any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary;

                  (o) fail to keep all of the properties and assets of insurable character of the Company or any Subsidiary insured in accordance with the past practices of the Company;

                  (p) cancel or compromise any material claim, waive or release any material rights or change or terminate any material Contract of the Company or any Subsidiary, except in the ordinary and regular course of business and consistent with past practice;

                  (q) fail to maintain in full force and effect all Permits that are required in connection with the conduct of the businesses of the Company or any Subsidiary;

                  (r) change the accounting principles or methods of the Company or any Subsidiary, except as required by law or as a result of any mandatory change in accounting standards;

                  (s) fail to maintain the books and records of the Company or any Subsidiary in the usual, regular and ordinary manner;

                  (t) make any tax elections or settle or compromise any income tax liability, except in the ordinary and regular course of business and consistent with past practice;

                  (u) prior to the Closing Date, take any action which would cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date; and

                  (v) authorize, or commit or agree to take, any of the foregoing actions.

                  SECTION 6.02 Other Proposals.

                  (a) From the Original Agreement Date until the Closing Date, the Company shall not, and shall use its best efforts to ensure that its Affiliates, directors, officers, agents or other representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) do not, directly or indirectly initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any Third Party with respect to, or in connection with, or furnish or disclose any non-public information regarding the Company or its Subsidiaries or their respective businesses to any Third Party in connection with, any Acquisition Proposal. Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors of the Company after consultation with legal counsel, (i) the Company may, in response to an unsolicited request therefor, furnish non-public information with respect to the Company or its Subsidiaries or their respective businesses to any Qualified Third Party pursuant to a customary confidentiality agreement having terms no less favorable to the Company than those in the Confidentiality Agreement and discuss such information (but not any Acquisition Proposal and not any non-public information relating to the structure of the transactions contemplated hereby) with such Qualified Third Party and (ii) upon receipt by the Company of an Acquisition Proposal from a Qualified Third Party, if (A) the Company has complied fully and in a timely manner with its obligations to notify the Purchaser of the receipt of such Acquisition Proposal (and the identity of the offeror and the material terms of such proposal) in accordance with Section 6.02(b) hereof, (B) the Board of Directors of the Company has reasonably determined that such Acquisition Proposal, if consummated, would constitute an Overbid Transaction and (C) the Company has delivered a written notice to the Purchaser (an "Overbid Notice") advising it of the foregoing determination by the Board of Directors (which notice shall be accompanied by copies of the form of definitive agreement or other documentation proposed to be entered into in connection with the Acquisition Proposal, if any are then prepared), the Company may participate in discussions and negotiations with such Qualified Third Party regarding such Acquisition Proposal. Furthermore, if (v) the Company has delivered an Overbid Notice to the Purchaser (after compliance in full with each of the conditions precedent to the delivery of such a notice set forth in clauses (i) and (ii) of the immediately preceding sentence), (w) the Purchaser shall not have delivered to the Company within ten calendar days after receipt of such Overbid Notice a written offer (a "Topping Offer") to amend the terms of this Agreement in order to provide for consideration having a value at least $100,000 greater than the value of the consideration provided for under the Acquisition Proposal to which such Overbid Notice relates, (it being understood and agreed that, if the Purchaser does deliver a Topping Offer to the Company, the Company shall immediately cease to participate in discussions or negotiations with such Qualified Third Party regarding such Acquisition Proposal, unless and until the conditions precedent to engaging in such discussion or negotiations specified in this Section 6.02(a) are satisfied by a proposal thereafter submitted by such Qualified Third Party), (x) the terms of the Acquisition Proposal shall not have been modified in a manner adverse to the Company or the Shareholders after the date of the Overbid Notice (it being understood and agreed that the Company shall promptly advise the Purchaser in writing of the nature of any change in the terms thereof), (y) the Company shall have paid or shall have arranged for the payment of the Termination Fee to the Purchaser in accordance with Section
9.03 and the Company shall have paid or shall have arranged for the payment of the notes referred to in Sections 1.02(b) and 1.02(c) and (z) the Company shall have taken all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Purchaser (the conditions set forth in clauses (v), (w), (x), (y) and (z) above being hereinafter collectively referred to as the "Overbid Termination Conditions"), the Company may terminate this Agreement and enter into an agreement with a Qualified Third Party with respect to or in connection with an Overbid

Transaction. It is expressly understood and agreed that, if any Affiliates, directors, officers, agents or other representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) of the Company, whether or not such persons are purporting to act on behalf of the Company, engage in any conduct involving the furnishing of information to, the solicitation of, or participation in discussions or negotiations with, a Third Party which, if performed by the Company, would constitute a breach of the provisions of this Section 6.02(a), then, notwithstanding anything to the contrary contained herein, such Third Party shall not be deemed a Qualified Third Party for purposes of this Agreement.

                  (b) In the event the Company shall directly or indirectly receive any offer, proposal or inquiry regarding an Acquisition Proposal, the Company shall notify the Purchaser prior to the close of the same Business Day upon which it receives such offer, proposal or inquiry (or if an offer, proposal or inquiry is received after the close of business on a Business Day or on a day that is not a Business Day, as promptly as practicable after receipt but in no event later than 10:00 a.m. on the next Business Day) and shall, in any such notice to the Purchaser, indicate the identity of the offeror and all of the material terms of such offer, proposal or inquiry.

                  (c) The Company shall not modify, or release any Third Party from any confidentiality or standstill agreement to which the Company or any Subsidiary is a party (exclusive of those in which the Company is solely the recipient rather than the provider of confidential information).

                  SECTION 6.03 Access to Information; Audit Rights.

                  (a) From the Original Agreement Date until the Closing Date, the Company shall permit the Purchaser, and its Affiliates, directors, officers, agents or other representatives to make a full investigation of the business, prospects, properties, financial condition and results of operations of the Company and its Subsidiaries and will afford the Purchaser and such representatives full access to the offices, buildings, real properties, records, files, books of account, tax returns, agreements and commitments, record books and stock books of the Company and its Subsidiaries and to their directors, officers, independent accountants, agents and other representatives, at such reasonable times and as often as the Purchaser may reasonably request. Upon request by the Purchaser, the Company shall request its present and former independent accountants to afford the Purchaser and its representatives access to all accountants' working papers for all audits and reviews of the financial statements of the Company and its Subsidiaries. The Company shall afford to the Purchaser and its representatives access to all such further information relating to the business, prospects, properties, financial condition and results of operations as the Purchaser or such representatives may reasonably request. No investigation pursuant to this Section 6.03 shall affect any representations or warranties made by the Company in this Agreement or the conditions to the obligations of any party hereto to consummate the transactions contemplated hereby. The provisions of the Confidentiality Agreement shall apply to any information provided to the Purchaser, or its Affiliates, directors, officers, agents or other representatives, pursuant to this Section 6.03; provided, however, that as of the Closing Date, the Confidentiality Agreement shall terminate and be of no further force and effect.

                  (b) No later than three Business Days prior to the proposed Closing Date, the Company shall deliver to the Purchaser a certificate of the chief financial officer of the Company setting forth (i) a calculation of the amount of the Company's total Shareholders Deficit and of the Company's Payables, in each case as of the most recent practicable date (which, if the Closing is to occur on or after the fifteenth calendar day of a month, shall not be earlier than the end of the most recently completed calendar month) and (ii) an estimate of the total amount of all losses to be incurred by the Company from the date of the calculation of total Shareholders Deficit referred to in clause
(i) above to the proposed Closing Date. The foregoing certificate shall include supporting calculations in reasonable detail for all amounts shown thereon and, in the case of any estimates, shall state that such estimates are based upon the best information currently available to management of the Company. In addition to the rights set forth in paragraph (a) above, the Purchaser may audit the books and records of the Company to, among other things, ensure compliance with the Company's representations and warranties contained in the last two sentences of Section 2.08 hereof. If the Purchaser disputes the Company's compliance with the representations and warranties contained in the last two sentences of
Section 2.08 hereof, the Purchaser will promptly deliver to the Company a written notice (a "Dispute Notice") identifying the disputed item and setting forth a reasonably detailed statement of the basis thereof. For a period of 7 days following the date of delivery of a Dispute Notice by Purchaser (the "Resolution Period"), Purchaser and the Company shall negotiate in good faith in an attempt to resolve the disputed items. If, at the end of the Resolution Period, the parties have not reached agreement as to all disputed items, all unresolved disputed items shall be submitted to an Independent Accountant, who shall be jointly engaged by the Purchaser and the Company within 7 days after the end of the Resolution Period for the purpose of making a final determination with respect to such items. The parties shall take all action reasonably required to cause the Independent Accountant to make its determination within 10 days after the date of its engagement, which determination shall be made in accordance with this Section 6.03(b). Upon making its determination, the Independent Accountant shall deliver to the Purchaser and the Company a report outlining its finding. Such report shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. The Purchaser and the Company shall each bear one-half of all the fees and expenses incurred in connection with the engagement of the Independent Accountant. The Purchaser can delay the Closing during the pendency of the dispute resolution proceedings set forth in this Section 6.03(b).

                  SECTION 6.04 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement and to cause the Closing to occur on or before December 1, 2001. Without limiting the generality of the foregoing, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all agreements, certificates and other instruments and shall use its reasonable best efforts promptly to obtain all waivers, permits, consents, approvals and other authorizations from, and to effect all registrations, filings and notices with or to, any Governmental Authorities or other Persons which are necessary or appropriate in connection with said transactions or in order to fulfill all conditions to obligations of the parties under this Agreement.

                  SECTION 6.05 Connecticut Bankruptcy Order. SFS shall use its reasonable best efforts to obtain issuance of the Connecticut Order. In connection with obtaining the Connecticut Order, SFS shall comply with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder. Without limiting the generality of the foregoing, SFS shall promptly prepare and file with the Connecticut Court all motions and other papers and filings required by the Bankruptcy Code and all other applicable laws, rules, regulations, orders or decrees that are necessary or appropriate to obtain issuance of the Connecticut Order. The Company and the Purchaser and their respective counsel shall be given a reasonable opportunity to review and comment upon such motions and other papers and filings prior to the time they are filed with the Connecticut Court. The extent, method and means of notice of the motion to approve the Connecticut Order to be given to creditors, parties in interest and other parties entitled or expected to receive any such notice, shall be decided by SFS in consultation with, and subject to the approval of, the Purchaser. SFS shall not propose or consent to any modification of the Connecticut Order which is, in the reasonable judgment of the Purchaser, unfavorable to it without the prior written consent of the Purchaser.

                  SECTION 6.06 Notification of Certain Other Matters. From the Original Agreement Date until the Closing Date, the Company shall promptly notify the Purchaser of:

                  (a) any actions, suits, inquiries, investigations or proceedings commenced or threatened against or affecting the Company or any Subsidiary which, if pending on the Original Agreement Date, would have been required to have been set forth or described in any Schedule required hereby or which relate to the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                  (d) any fact, development or occurrence that constitutes a Material Adverse Change or, so far as reasonably can be foreseen at the time of its occurrence, could have a Material Adverse Effect.

                  SECTION 6.07 Supplemental Disclosure. From the Original Agreement Date until the Closing Date, the Company shall have the continuing obligation promptly to supplement or amend the Disclosure Schedule required hereby or any writing previously delivered to the Purchaser with respect to any matter hereafter arising or discovered which, if existing or known at the Original Agreement Date, would have been required to be set forth or described in the Disclosure Schedule required hereby or in any writing delivered to the Purchaser; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the Original Agreement Date unless so agreed to in writing by the Purchaser. In addition, the Company shall deliver to the Purchaser on or before the Closing a complete list of all Mortgages owned by the Company or the Subsidiaries as of a date within five Business Days of the Closing Date.

                  SECTION 6.08 Transition Services Agreement. On April 4, 2001, the Company and the Purchaser entered into a Transition Services Agreement (the "Transition Services Agreement") under which the Purchaser has agreed to provide certain services to the Company in connection with the conduct of the business of the Company and its Subsidiaries and the Company has agreed to consult and cooperate with the Purchaser in connection with certain operating and business decisions. In the event the Purchaser is to be paid any fees pursuant to the Transition Services Agreement, such fees shall not be deemed fees in connection with the transactions contemplated by this Agreement pursuant to Sections 1.04 and 1.05(a) hereof.

                  SECTION 6.09 Termination Fee Security. The Company agrees to use commercially reasonable efforts to provide security for the Termination Fee as soon as practicable after the Original Agreement Date.

                  SECTION 6.10 SFS Promissory Notes. During the period commencing on the Closing Date and ending on the California Settlement Date (or, if the California Settlement Date has not occurred prior to June 30, 2002, on June 30, 2002), SFS shall not take any action to enforce its rights under the promissory notes evidencing the SFS Loan, it being understood that SFS shall forbear from exercising any rights or remedies under or in connection with such promissory notes, including, but not limited to, the right to require payment of the principal amount thereof or interest accrued thereon.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

                  SECTION 7.01 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions (any one or more of which may be waived, in whole or in part, by the Purchaser):

                  (a) Representations and Warranties; Covenants and Agreements. Each of the representations and warranties of the Company contained in this Agreement that is not qualified by a "materiality" standard shall be true and correct in all material respects as of the Closing Date as if made on such date, each of the representations and warranties of the Company contained in this Agreement that is qualified by a "materiality" standard shall be true and correct as of the Closing Date as if made on such date and the Company shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the Closing Date.

                  (b) Officers' Certificate. The Company shall have delivered to the Purchaser a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, certifying that, the conditions set forth in paragraph (a) above have been fulfilled.

                  (c) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from a number of Shareholders that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

                  (d) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Confirmation Order shall have been entered by the Bankruptcy Court, and shall be in form and substance reasonably satisfactory to the Purchaser. The Confirmation Order shall provide that, upon the Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Purchaser, approving the Reorganization Plan as modified by or in accordance with this Agreement as in effect after the amendment and restatement hereof as of the Effective Time. Except as provided in the immediately preceding sentence, the Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date. Without the necessity of any further action or proceedings by the Company, the Confirmation Order shall have (x) as of the date of such order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of the Company (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) except as otherwise specifically provided in the Reorganization Plan and (y) vested the property of the Company in the reorganized entity, free and clear of all claims and interests of creditors in accordance with the Reorganization Plan and the Confirmation Order. In addition, unless such claims have been settled and released prior to the entry of the Confirmation Order on terms that are acceptable to each of the Company and the Purchaser in their sole discretion, the Bankruptcy Court shall have estimated for all purposes, including voting, allowance and distribution, (A) all claims related to indemnification of all directors and officers of the Company (including any directors and officers who ceased to serve in such capacity after the Original Agreement Date) at zero or in the aggregate at a Nominal Amount and (B) any other contingent or unliquidated claims at zero or in the aggregate at a Nominal Amount.

                  (e) Order of the Connecticut Court. An order shall have been entered by the Connecticut Court approving the execution, delivery and performance by SFS of this Second Amended and Restated Agreement and the consummation by it of the transactions contemplated hereby, which order shall by its terms be binding on any trustee thereafter appointed or serving in connection with the SFS Bankruptcy Proceedings (the "Connecticut Order"). The Connecticut Order shall be in form and substance reasonably satisfactory to the Purchaser. The Connecticut Order shall have become a Final Order, shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date.

                  (f) Other Bankruptcy Proceedings. Except as contemplated by this Agreement, no proceeding shall have been instituted, consented to, continued or reopened by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or seeking reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property or seeking relief for or against the Company which would have the effect of terminating, staying, enjoining or abating the Bankruptcy Case, transferring its venue or converting the Bankruptcy Case or any other proceeding by or against the Company into a case under Chapter 7 of the Bankruptcy Code (any such proceeding being hereinafter referred to as a "Bankruptcy Proceeding"), unless any such Bankruptcy Proceedings shall have been dismissed with prejudice by a

Final Order of the court before which such proceedings shall have been instituted, consented to, continued or reopened.

                  (g) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which, in the reasonable judgment of the Purchaser, shall have the effect or be expected to have the effect of (i) making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement; (ii) imposing any material limitations on the ownership or operation by the Company, any Subsidiary or the Purchaser of any substantial portion of its business or assets, or compelling the Company, any Subsidiary or the Purchaser to dispose of or hold separate any substantial portion of its business or assets, as a result of or in connection with any such transactions or (iii) imposing any material limitations on the ability of the Purchaser to exercise full rights of ownership with respect to any of the Purchased Stock (including, but not limited to, the right to vote the Purchased Stock on all matters submitted to the stockholders of the Company), or compelling the Purchaser to dispose of any of the Purchased Stock.

                  (h) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which shall have any of the effects referred to in paragraph (g) above.

                  (i) Consents. All of the Consents from, and registrations, filings and notices with or to, any Governmental Authorities or other Persons required in connection with the transactions contemplated by this Agreement shall have been obtained or effected, as the case may be.

                  (j) Opinion of Counsel. The Purchaser shall have received (A) an opinion, dated as of the Closing Date, of Winstead Sechrest & Minick PC, counsel for the Company, in the form attached as Exhibit B hereto and (B) an opinion, dated as of the Closing Date, of Scott A. Junkin, counsel for SFS, in the form attached as Exhibit C hereto.

                  (k) Directors and Officers. The Company shall (i) have taken all corporate action necessary to ensure that the individuals selected by Centex (as evidenced by a written instrument delivered to the Company prior to Closing) shall be appointed to the offices chosen by Centex and that the Company's officers holding such positions have either resigned or otherwise have been removed from such offices effective as of the Closing, (ii) have taken all corporate action necessary to ensure that the individuals nominated by Centex (as evidenced by a written instrument delivered to the Company prior to Closing) shall become members of the board of directors of the Company effective as of the Closing and (iii) deliver to Centex copies of the resignations of each of the members of the Company's board of directors to become effective as of the Closing.

                  (l) Waiver of Claim for Indemnification. The Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser, from each of Charles E. Bradley, Sr. and Charles E. Bradley, Jr., whether or not they are then serving as directors of the Company, a waiver of any and all claims for indemnification against the Company (whether known or unknown, contingent or otherwise), including, but not limited to, claims arising out of or in connection with the Class Action Litigation, except to the extent of any directors and officers insurance, and neither of such persons shall have filed a proof of claim for any indemnification by the Company in the Bankruptcy Case.

                  SECTION 7.02 Conditions to the Obligations of the Company and SFS. The obligations of the Company and SFS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

                  (a) Representations and Warranties; Covenants and Agreements.
(i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date; and (ii) the Purchaser shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

                  (b) Officers' Certificate. The Purchaser shall have delivered to the Company and SFS a certificate of the chief executive officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in paragraph (a) above have been fulfilled.

                  (c) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from a number of Shareholders that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

                  (d) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Confirmation Order shall have been entered by the Bankruptcy Court. The Confirmation Order shall provide that, upon Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date.

                  (e) Order of the Connecticut Court. The Connecticut Order shall have been entered by the Connecticut Court.

                  (f) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement.

                  (g) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which has the effect referred to in paragraph (d) above.

                  (h) Opinion of Counsel. The Company and SFS shall have received an opinion, dated as of the Closing Date, of Raymond G. Smerge, Executive Vice President, Chief Legal Officer and Secretary of the Purchaser, in the form attached as Exhibit D hereto.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                  SECTION 8.01 Indemnification by SFS. In accordance with the terms and subject to the terms and conditions of this Article VIII, from and after the Closing, SFS shall indemnify and hold harmless the Purchaser, the Company, the Subsidiaries and their respective Affiliates and Representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with the Class Action Litigation, including, but not limited to, any payments made by the Company pursuant to the Amended Stipulation of Settlement (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.01 being hereinafter collectively referred to as the "Purchaser Claims"); provided, however, that the maximum potential liability of SFS pursuant to this Section 8.01 in respect of all Purchaser Claims shall be an amount equal to $6,700,000, which shall be payable in accordance with the provisions of Section 8.04(a) or (b).

                  SECTION 8.02 Indemnification by the Purchaser. In accordance with the terms and subject to the conditions of this Article VIII, from and after the Closing, the Purchaser shall indemnify and hold harmless the Company and SFS and their respective Representatives, from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with the breach or alleged breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.02 being hereinafter collectively referred to as the "Company Claims"); provided, however, that (A) the maximum liability of the Purchaser pursuant to this
Section 8.02 in respect of such Company Claims shall be an amount equal to the Purchase Price (as adjusted in accordance with Section 1.04) and (B) the obligation of the Purchaser to provide indemnification pursuant to this Section
8.02 in respect of any Company Claims shall terminate as of the applicable survival period set forth in Section 8.03, unless the Person entitled to indemnification shall have given notice to the Purchaser prior to such date identifying such Company Claims with reasonable particularity and asserting that it is entitled to indemnification by the Purchaser against such Company Claims pursuant to this Section 8.02.

                  SECTION 8.03 Survival of Representations, Warranties or Covenants. The representations and warranties of the parties and the rights of the parties to indemnification in the event of a breach or alleged breach thereof shall survive the Closing and shall continue in full force and effect until the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.18 (Compliance with Laws), 2.19 (Environmental Matters), 2.20 (Taxes) and 2.21 (Employee Benefit Plans) shall survive until the expiration of the latest statute of limitations applicable to claims that could be asserted by third parties against the Purchaser, the Company, the Subsidiaries or SFS based on the matters covered by such representations and warranties. All covenants and agreements of the parties hereto shall be continuing and shall survive the Closing Date pursuant to the terms hereof.

                  SECTION 8.04 Remedies.

                  (a) To the extent that any Purchaser Claims are incurred by any Purchaser Indemnified Parties on or after the California Settlement Date pursuant to the express terms of the Amended Stipulation of Settlement, the sole remedy of the Purchaser Indemnified Parties in respect of the indemnification obligations of SFS set forth in Section 8.01 shall be to require that the full amount of the payment of $6,700,000 in cash to be made by the Company in accordance with the Amended Stipulation of Settlement be applied to offset payments of the interest accrued on the SFS Loan and a portion of the principal amount thereof in accordance with the terms of the Amended Stipulation of Settlement.

                  (b) To the extent that any Purchaser Claims are incurred by any Purchaser Indemnified Parties other than as described in paragraph (a) above, the Purchaser Indemnified Parties shall, subject to the limitation on the maximum potential liability of SFS set forth in Section 8.01, have the right to offset all such Purchaser Claims against any amounts required to be paid (but not yet then paid) by the Company pursuant to the SFS Loan. Such right of offset shall be exercised in accordance with the following provisions:

                  (i) At any time, the Purchaser or the Company may provide to SFS written notice of its intent to offset (the "Offset Notice") against amounts under the SFS Loan by setting forth the amounts (the "Offset Amount") of the applicable Purchaser Claims.

                  (ii) SFS may dispute any Offset Amount if, and only if, SFS delivers a written notice to the Company and the Purchaser setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being hereinafter referred to as a "Response Notice") within 10 days after receiving the Offset Notice relating thereto.

                  (iii) Each party shall provide the other with such additional information as may be reasonably requested as to the basis of such dispute. The parties shall attempt in good faith to resolve any dispute as to any matter set forth in a Response Notice. If within 10 days following the date of the receipt of the Response Notice, the dispute cannot be resolved through negotiation, mediation or some other form of alternative dispute resolution, the dispute shall be submitted for resolution to binding arbitration pursuant to Section 8.04(b)(iv).

                  (iv) Any dispute or controversy arising under this Section 8.04(b) that is required to be settled by arbitration pursuant to the terms of this Section 8.04(b)(iv) shall be settled by arbitration by one arbitrator in accordance with the rules of the American Arbitration Association, whose decision shall be final, binding and nonappealable. The arbitrator shall be selected pursuant to the rules of the American Arbitration Association from a panel of independent and disinterested persons with at least ten years experience in significant corporate, business or accounting matters, and who are familiar with the purchase and sale of business concerns. The arbitration shall be administered in Dallas, Texas. The expenses of both parties in the arbitration, including reasonable attorneys' fees and arbitration expenses, shall be paid by the party that does not prevail in such arbitration. If each party prevails in part, the arbitrator will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

                  (vi) Upon (a) the expiration of the 10-day period commencing on the date of delivery of an Offset Notice, in the event SFS fails to deliver a Response Notice within such 10-day period or (b) the resolution of any dispute in respect of an Offset Amount, either through negotiation, mediation, some other form of alternative dispute resolution or arbitration, the aggregate amount required to be paid pursuant to the SFS Loan shall immediately and without necessity of any further action on the part of the Company, the Purchaser, SFS or any other Person, be reduced by an amount equal to the Offset Amount, as adjusted as a result of the resolution of any dispute. The aggregate of all Offset Amounts shall be applied to the SFS Loan in the same manner as the payment of $6,700,000 would be applied in accordance with the Amended Stipulation of Settlement.

                  (vii) The exercise by the Company or the Purchaser of such right of offset shall not in any case be construed as a breach of, or a default under, this Agreement or the SFS Loan.

                  SECTION 8.05 Cumulative Remedy. The remedy set forth in this
Article VIII shall be cumulative and shall not limit or affect any other remedy that any party to this Agreement may have in respect of a breach by the other party of its covenants and agreements to be performed at or after the Closing. Notwithstanding anything to the contrary contained in Article II or this Article VIII, the Purchaser agrees that it shall not be entitled to assert any claims that it may have against the Company for breach of a representation or warranty on the part of the Company contained in this Agreement, except to the extent that the Purchaser would have been entitled to assert and enforce such claims against the Company under the terms of the First Amended Agreement (it being understood and agreed that, if and to the extent that the Company had a right under the terms of the First Amended Agreement to obtain indemnification from SFS against any claims for breach of a representation or warranty on the part of the Company, it shall be deemed, for purposes of this sentence, that the Purchaser would not have been entitled to assert and enforce such claims against the Company under the terms of the First Amended Agreement).

                                   ARTICLE IX

                                   TERMINATION

                  SECTION 9.01 Termination. At any time prior to Closing, this Agreement may be terminated:

                  (a) by mutual written consent of the parties hereto;

                  (b) automatically and without any action or notice by any party, upon the approval of an Acquisition Proposal by the Bankruptcy Court and payment to Purchaser of the Termination Fee;

                  (c) by either the Purchaser or the Company:

                           (i) if any federal or state court or other
                  Governmental Authority shall have issued an order, writ, injunction, judgment or decree which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and such order, writ, injunction, judgment or decree shall have become final and nonappealable; or

                           (ii) if the Closing shall not have occurred on or
                  before December 1, 2001 for any reason (unless extended by agreement of the Purchaser and the Company);

                  (d) by the Purchaser if:

                           (i) ten calendar days shall have elapsed after the
                  delivery by the Company of an Overbid Notice to the Purchaser, unless the Company shall have notified the Purchaser in writing prior to such time that it has irrevocably determined not to participate in any further discussions or negotiations with any Third Party with respect to the Acquisition Proposal that was the subject of such notice;

                           (ii) the Company shall have become a proponent or
                  co-proponent of any plan of reorganization under the Bankruptcy Code other than the Reorganization Plan;

                           (iii) there shall have been any violation or breach
                  on the part of the Company of any covenant or agreement contained in Section 6.02 (Other Proposals), and such violation or breach has not been waived by the Purchaser;

                           (iv) there shall have been any violation or breach on
                  the part of the Company of any covenant or agreement contained in Article V hereof or Section 6.03, 6.04 or 6.05 hereof which shall not have been cured within five days after receipt of notice of such violation or breach from the Purchaser;

                           (v) there shall have been any material violation or
                  breach by the Company of any covenant or agreement (other than the covenants and agreements referred to in clauses (iii) and
                  (iv) above) contained in
                  this Agreement which shall not have been cured within 30 days after receipt of notice of such violation or breach from the Purchaser;

                           (vi) there shall have been any violation or breach by
                  the Company of any representation or warranty contained in this Agreement, which in the reasonable judgment of the Purchaser, has resulted or is reasonably expected to result in any Purchaser Claims in an aggregate amount exceeding the Termination Threshold (it being understood and agreed that for purposes of this clause (vi) all such representations and warranties shall be construed as if they were not qualified in any manner as to materiality); or

                           (vii) there shall have occurred any event, fact or
                  development which, in the reasonable judgment of the Purchaser, has rendered the fulfillment of any condition to the obligations of the Purchaser set forth in Section 7.01 hereof impossible; provided, however, that, in the case of any termination pursuant to this clause (vii) the Purchaser has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder.

                  (e) by the Company or SFS if

                           (i) all of the Overbid Termination Conditions shall
                  have been satisfied;

                           (ii) there shall have been any material violation or
                  breach by the Purchaser of any covenant or agreement contained in this Agreement which shall not have been cured within 10 days after receipt of notice of such violation or breach from the Company; or

                           (iii) there shall have occurred any event, fact or
                  development which, in the reasonable judgment of the Company or SFS, has rendered the fulfillment of any condition to the obligations of the Company or SFS set forth in Section 7.02 hereof impossible; provided, however, that, in the case of any termination pursuant to clause (ii) above or this clause
                  (iii), the Company has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder.

                  SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.01 hereof, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other Representatives; provided, however, that (i) this Section 9.02 and

Sections 9.03, 11.01 and 11.03 hereof shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liability for any breach of this Agreement.

                  SECTION 9.03 Termination Payments.

                  (a) If this Agreement is terminated for any reason (other than (1) pursuant to Sections 9.01(a), (c)(i), or (e)(ii), (2) by the Purchaser pursuant to Section 9.01(c)(ii), (3) due to the failure of a condition in
Section 7.02 to be satisfied despite the fact that the Company has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder or (4) due to the occurrence of any intervening and superseding event (other than an Acquisition Proposal) which is outside the control of the Company, its Shareholders or creditors) and within eighteen (18) months of such termination the Company or any of the Subsidiaries enters into an agreement related to an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall pay to the Purchaser a fee of five hundred thousand dollars ($500,000) (the "Termination Fee"), which fee shall be paid no later than one Business Day after the date of consummation of any Acquisition Proposal, as the case may be, by wire transfer of immediately available funds to such account as the Purchaser shall designate in a written notice delivered to the Company. For the avoidance of doubt, the parties acknowledge and agree that SFS shall have no liability for the Termination Fee.

                  (b) If this Agreement is terminated for any reason, the parties shall take all action necessary in order to cause the Earnest Money Escrow Agent promptly to deliver the Earnest Money Deposit as follows:

                           (i) to the Purchaser, if this Agreement is terminated
                  (whether automatically or by the Purchaser or the Company) for any reason other than as specified in clause (ii) below; or

                           (ii) Subject to the proviso set forth in this
                  subparagraph (ii), to the Company, if (A) the Closing does not occur by the time specified in Section 9.01(c)(ii), (B) this Agreement is terminated by the Purchaser or the Company as a result of such failure to close and (C) both the Purchaser and the Company have diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by each of them hereunder; provided, however that the Company shall only be entitled to receive that portion of the Earnest Money Deposit which will reimburse the Company for the reasonable expenses, including professional fees, incurred and paid by it in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to the date of termination. Any amounts in excess of the amount paid to the Company under this subparagraph (ii) shall be paid by the Earnest Money Escrow Agent to the Purchaser. If the amount of the Earnest Money Deposit is insufficient to reimburse the Company for the expenses to which it is entitled pursuant to this Section 9.03(b)(ii) (such insufficient amount is hereinafter referred to as the "Expense Reimbursement Shortfall"), the Purchaser will forgive an aggregate amount due under the notes referred to in Sections 1.02(b) and 1.02(c) (up to the maximum amount due under such notes) equal to the Expense Reimbursement Shortfall. Prior to the payment of all or any portion of the Earnest Money Deposit to the Company pursuant to this Section 9.03(b) or the forgiveness of the notes as described in the preceding sentence, the Company shall provide to the Purchaser, in form reasonably satisfactory to the Purchaser, evidence of all reimbursable expenses described in this subparagraph (ii).

                  (c) If either the Purchaser or the Company is required for any reason to seek judicial enforcement of any of the obligations of the other party under this Section 9.03, such other party shall pay, or reimburse, all costs and expenses (including fees and disbursements of counsel) that are incurred by the party enforcing the provisions of this Section 9.03.

                  (d) Any amounts paid pursuant to this Section 9.03 shall be paid without set-off or deduction of any kind.

                  (e) Exercise by the Company of its rights granted pursuant to
Section 6.02 and/or this Article IX will not be deemed to be a breach of the Company's obligation pursuant to Article V.

                                   ARTICLE X

                                   DEFINITIONS

                  SECTION 10.01 Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

                  "Acquisition Proposal" means any bona fide written proposal relating to an acquisition of all or any substantial part of the Company or any Subsidiary or their respective businesses (whether by merger, consolidation, purchase of assets or purchase of stock) or any other transaction of a similar nature.

                  "Administaff" has the meaning set forth in Section 2.21(a) hereof.

                  "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.

                  "Agreement" means the Original Agreement, as amended and restated pursuant to the First Amended Agreement and as further amended and restated as set forth herein, and as the same may be further amended from time to time.

                  "Amended Stipulation of Settlement" has the meaning set forth in the recitals hereof.

                  "Bankruptcy Case" means the case under the Bankruptcy Code to be commenced by the Company.

                  "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et. seq., as amended by the Bankruptcy Reform Act of 1994, and as amended from time to time, to the extent applicable to the Bankruptcy Case, and includes the Rules of Bankruptcy Procedure and the applicable local rules of the United States Bankruptcy Court and the United States District Court for the Northern District of Texas.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas or such other court as may hereafter exercise original jurisdiction over the Bankruptcy Case or any proceeding therein.

                  "Bankruptcy Filings" has the meaning set forth in Section 5.03(b) hereof.

                  "Bankruptcy Proceeding" has the meaning set forth in Section 7.01(f) hereof.

                  "Business Day" means any day except a Saturday, Sunday or federal holiday.

                  "Bylaws" means, with respect to any corporation, the bylaws of such corporation, as in effect from time to time on or after the Original Agreement Date.

                  "California Court" means the Superior Court of the State of California for the County of Los Angeles.

                  "California Plaintiffs" means the plaintiffs in the Class Action Litigation.

                  "California Settlement Date" means the effective date of the Amended Stipulation of Settlement specified in Section 7.7 thereof.

                  "Capitalization Payment" has the meaning set forth in Section
1.03 hereof.

                  "Cash Distribution" has the meaning set forth in the recitals.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including any successor statute).

                  "Charter" means, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect from time to time on or after the Original Agreement Date.

                  "Class Action Litigation" means the cases styled Richard M. Stuber et. al. v. Merrill, Lynch, Pierce, Fenner & Smith, Incorporated, et. al. (Case No. BC 244111) and Jerry Walls, et. al. v. Stanwich Financial Services Corp., d/b/a Settlement Services Treasury Assignments, Inc., et. al. (Case No. BC 244271) both of which are pending in the California Court, and any similar cases arising out of the same subject matter as disclosed on Schedule 2.17 of the Disclosure Schedule and any new cases or claims that have developed or may develop after the Original Agreement Date and arise out of the same subject matter.

                  "Closing" has the meaning set forth in Section 1.05 hereof.

                  "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 1.05 hereof.

                  "Closing Payment" means, at the date of determination, the amount equal to the product of (A) $0.125 and (B) the number of shares of Common Stock held by Shareholders other than Principal Shareholders.

                  "Common Stock" means the Common Stock, par value $.10 per share, of the Company.

                  "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

                  "Commission Reports" has the meaning set forth in Section 2.07 hereof.

                  "Company" has the meaning set forth in the introductory paragraph of this Agreement; provided, however, that, with respect to actions to be taken on or after the effective date of the Reorganization Plan, such term includes the reorganized entity in which the property of the Company will be vested in accordance with the Reorganization Plan and the Confirmation Order.

                  "Company Claims" has the meaning set forth in Section 8.02 hereof.

                  "Company Financial Statements" has the meaning set forth in
Section 2.08 hereof.

                  "Confidentiality Agreement" means the letter agreement, dated as of January 2, 2001 between the Company and Centex Corporation.

                  "Confirmation Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Company and the Purchaser, confirming the Reorganization Plan and approving the performance by the Company of this Agreement pursuant to Section 1129 of the Bankruptcy Code.

                  "Connecticut Court" has the meaning set forth in the recitals hereof.

                  "Connecticut Order" has the meaning set forth in Section 7.01(e) hereof.

                  "Consent" means any consent, approval, permit, notice, action or authorization of any Person not a party to this Agreement.

                  "Contract" means any contract, subcontract, letter contract, agreement, purchase order, delivery order, arrangement, understanding or other instrument, obligation or commitment of any kind or character (whether oral or written, pending or executory).

                  "Court Day" means a day which is not a Saturday, Sunday or legal holiday listed in Bankruptcy Rule 9006(a).

                  "Disbursing Agent" means one or more disbursing agents to be designated by the Company with the consent of the Purchaser (which shall not be unreasonably withheld) for the purposes set forth in the Reorganization Plan.

                  "Disclosure Schedule" has the meaning set forth in Section
2.01 hereof.

                  "Disclosure Statement" means the disclosure and solicitation statement to be disseminated to all creditors and Shareholders of the Company who are entitled to accept or reject the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

                  "Dispute Notice" has the meaning set forth in Section 6.03(b) hereof.

                  "Earnest Money Deposit" means the funds held and invested by the Earnest Money Escrow Agent under the Earnest Money Escrow Agreement, as such amount has been adjusted in accordance with Sections 1.02(b) and 1.02(c) hereof.

                  "Earnest Money Escrow Agent" means Commerce Land Title, Inc. in its capacity as escrow agent under the Earnest Money Escrow Agreement.

                  "Earnest Money Escrow Agreement" means the Escrow Agreement, entered into as of January 31, 2001 among the Purchaser, the Company and the Earnest Money Escrow Agent.

                  "Employee Benefit Plan" has the meaning set forth in Section 2.21(a) hereof.

                  "Environmental Claim" means any claim (including, but not limited to, any claim under CERCLA), action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, assessment costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the release by the Company or any Subsidiary (or any of their respective predecessors) into the environment of any Hazardous Materials at any location, whether or not owned by the Company or any Subsidiary (or any of their respective predecessors), (b) the presence of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary (or any of their respective predecessors), or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company or any Subsidiary or any of their respective predecessors.

                  "Environmental Laws" means all federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (including any successor statute).

                  "ERISA Affiliate" means, with respect to the Company, any corporation or other trade or business under common control with the Company (within the meaning of Section 414 of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA), either presently or at any time since April 2, 1984.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended (including any successor statute).

                  "Expense Reimbursement Shortfall" has the meaning set forth in
Section 9.03(b)(ii) hereof.

                  "FHLMC" means the Federal Home Loan Mortgage Corporation.

                  "Final Order" means an order or judgment of the Bankruptcy Court, the Connecticut Court, the California Court or any other court exercising jurisdiction over the subject matter and the parties that has not been reversed, stayed, modified or vacated and as to which no appeal, petition for certiorari or request for reargument or other review or rehearing has been requested or is pending; and as to which the time to appeal, petition for certiorari or seek reargument, other review or rehearing has expired or the right to do so has been fully and effectively waived in writing; or, if an appeal, reargument, writ of certiorari, review or rehearing thereof has been sought, the order or judgment has been affirmed by the highest court to which the order was appealed, from which the reargument, review or rehearing was sought, or the petition for writ of certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument, review or rehearing has expired.

                  "FNMA" means Federal National Mortgage Association.

                  "GAAP" means United States generally accepted accounting principles as in effect at the time of the application thereof as described in or contemplated by this Agreement.

                  "GNMA" means Government National Mortgage Association.

                  "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Materials" means (i) any substance, material or waste defined or characterized as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or (iii) any other substance (including, but not limited to, petroleum), material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation under any Environmental Law.

                  "Independent Accountant" shall mean an independent accounting firm of international standing jointly selected by the Purchaser and the Company.

                  "Interim Motion" means a motion filed with the Bankruptcy Court by the Company to enter the Interim Order.

                  "Interim Order" means an order in form and substance reasonably satisfactory to the Purchaser (i) approving the provisions of and authorizing the performance of the Company under Article VI and Section 9.03 hereof, (ii) providing that, so long as the Agreement has not been terminated in accordance with
Section 9.01 hereof, the Bankruptcy Court shall not permit consideration of or approve an Acquisition Proposal unless the Company has fully complied with all the provisions of Section 6.02 hereof as they apply to such Acquisition Proposal and such Acquisition Proposal constitutes an Overbid Transaction, (iii) providing that the Termination Fee shall be secured as set forth in the Reorganization Plan and (iv) providing that such interim order cannot be amended or modified without the consent of the Purchaser, which consent shall not be unreasonably withheld.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time (including any successor statute).

                  "Lien" means (i) any mortgage, pledge, hypothecation, assignment, security interest, option, lien or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), and (ii) any other lien, charge, levy or encumbrance, whether arising by operation of law or otherwise.

                  "Material Adverse Change" means any change, event, effect or occurrence that has or would reasonably be expected to have Material Adverse Effect.

                  "Material Adverse Effect" means any change, event, effect or occurrence that (i) has or would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole,
(ii) impairs, or would reasonably be expected to impair, the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) prevents or materially delays, or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  "Mortgage Reserve Amount" means amounts reserved, if any, in the Company Financial Statements which have been specifically allocated for claims in respect of, any diminution in value of, or collection issues in respect of, Mortgages held by the Company or any Subsidiaries.

                  "Mortgages" means mortgages, deeds of trust, security deeds or other instruments creating a lien on residential real property to secure repayment of such loan and any and all rights, benefits, collateral, payments, recoveries, proceeds and obligations arising therefrom or in connection therewith which are owned by the Company or any Subsidiary.

                  "MPS" means Mortgage Portfolio Services, Inc., a Delaware corporation.

                  "Multiemployer Plans" has the meaning set forth in Section 2.21(a) hereof.

                  "Nominal Amount" means an amount not in excess of one-hundred dollars ($100.00).

                  "Offset Amount" has the meaning set forth in Section 8.04(b) hereof.

                  "Offset Notice" has the meaning set forth in Section 8.04(b) hereof.

                  "Original Agreement" has the meaning set forth in the recitals.

                  "Overbid Notice" has the meaning set forth in Section 6.02(a) hereof.

                  "Overbid Termination Conditions" has the meaning set forth in
Section 6.02(a) hereof.

                  "Overbid Transaction" means an Acquisition Proposal made in writing by a Qualified Third Party (i) which would provide for consideration attributable to the Shareholders other than the Principal Shareholders having a fair market value, as determined by an investment banking firm of national standing selected by the Company and reasonably acceptable to the Purchaser, which exceeds the Purchase Price (or, if the Purchaser has delivered a Topping Offer to the Company, the Topping Offer Amount) by at least $1,000,000 and (ii) the terms and conditions of which are reasonably determined by the Board of Directors of the Company to be, when taken in their entirety, no less favorable to the Company or the Shareholders than the terms and conditions set forth in this Agreement.

                  "Payables" means, as of a particular date, the amounts owed by the Company (i) in the ordinary course of business to third-party vendors which relate to the normal business activity of the Company, (ii) for obligations to employees and directors in the ordinary course of business, (iii) for taxes due and (iv) for Allowed Administrative Claims (as defined in the Reorganization
Plan) in the Bankruptcy Case.

                  "Permits" has the meaning set forth in Section 2.23 hereof.

                  "Permitted Liens" has the meaning set forth in Section 2.14 hereof.

                  "Person" means any individual, corporation, partnership, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

                  "Preferred Stock" means the preferred stock, par value $.10 per share, of the Company.

                  "Principal Shareholders" means Consumer Portfolio Services, Inc., Greenhaven Associates, Inc., and the Purchaser.

                  "Purchase Payment" has the meaning set forth in Section 1.03 hereof.

                  "Purchase Price" means the sum of (i) $930,000 and (ii) the amount of Payables identified on the certificate delivered to the Purchaser pursuant to Section 6.03(b) hereof.

                  "Purchased Stock" has the meaning set forth in the recitals.

                  "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

                  "Purchaser Claims" has the meaning set forth in Section 8.01.

                  "Purchaser Indemnified Parties" has the meaning set forth in
Section 8.01 hereof.

                  "Qualified Plans" has the meaning set forth in Section 2.21(b) hereof.

                  "Qualified Third Party" means (subject to the last sentence of Section 6.02(a) hereof) a Third Party who the Board of Directors of the Company has reasonably determined based on the advice of its financial advisors is financially able to consummate an Overbid Transaction.

                  "Reorganization Plan" has the meaning set forth in Section
2.12 hereof.

                  "Reorganization Solicitation" means the solicitation by the Company of acceptances of the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

                  "Reorganization Transactions" has the meaning set forth in
Section 2.12 hereof.

                  "Representative" means, with respect to a Person, the Affiliates of such Person, and its and their respective stockholders, partners, members, officers, directors, employees, agents and other representatives.

                  "Resolution Period" has the meaning set forth in Section 6.03(b) hereof.

                  "Response Notice" has the meaning set forth in Section 8.04(b) hereof.

                  "Schedule 13E-3" means a transaction statement on Schedule 13E-3 to be filed by the Company with the Commission pursuant to Section 13(e)(3) of the Exchange Act and Rule 13e-3 thereunder in connection with the transactions contemplated by this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended (including any successor statute).

                  "SFS" has the meaning set forth in the introductory paragraph of this Agreement.

                  "SFS Bankruptcy Proceedings" has the meaning set forth in the recitals.

                  "SFS Loan" means collectively the loans evidenced by those two certain Promissory Notes both issued March 15, 2000 and effective as of March 7, 2000 by the Company to SFS in the respective principal amounts of $3,553,169.20 and $4,000,000.

                  "Shareholders" means, at any date, the holders of the Company's Common Stock.

                  "Shareholders Deficit" means the shareholders deficit of the Company and its Subsidiaries on a consolidated basis computed in accordance with GAAP. The calculation of Shareholders Deficit will exclude the aggregate amount of fees and expenses incurred by the Company or the Subsidiaries, including the Company's legal, financial, advisory and other professional fees (including a fee of $125,000 that may become payable to Samco Capital Markets), in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the Closing Date.

                  "Solicitation Materials" has the meaning set forth in Section 5.01(a) hereof.

                  "Stipulation of Settlement" has the meaning set forth in the recitals hereof.

                  "Stock Acquisition" has the meaning set forth in the recitals hereof.

                  "Subsidiary" means with respect to the Company (i) any corporation or other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company or (ii) any partnership of which the Company or any Subsidiary is a general partner or of which the Company directly or indirectly owns partnership interests which entitle it to receive more than 50% of the distributions made by such partnership.

                  "Tax Returns" means any returns, declarations, reports, claims for refund and informational returns or statements relating to Taxes, including any schedules or attachments thereto.

                  "Taxes" means all taxes, charges, fees, levies or other assessments (including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any Tax.

                  "Termination Fee" has the meaning set forth in Section 9.03(a) hereof.

                  "Termination Threshold" means $150,000.

                  "Third Party" means any Person other than the Company or the Purchaser or any of their respective Affiliates.

                  "Time of Mailing" means the time the Disclosure Statement (or any supplement thereto) is mailed to Shareholders.

                  "Topping Offer" has the meaning set forth in Section 6.02(a) hereof.

                  "Topping Offer Amount" means the amount of the consideration specified in the most recent Topping Offer delivered by the Purchaser to the Company pursuant to Section 6.02(a) hereof.

                  "Transition Services Agreement" has the meaning set forth in
Section 6.07 hereof.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.01 Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

                  SECTION 11.02 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon), by overnight mail or courier service, or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 11.02):

                  if to the Purchaser:

                  Centex Financial Services, Inc.
                  2728 North Harwood
                  Dallas, Texas  75201
                  Fax:  (214) 981-6855
                  Attention:  Raymond G. Smerge

                  with copies to (which shall not constitute notice to the Purchaser):

                  Baker Botts L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Fax: (214) 953-6503
                  Attention:  Geoffrey L. Newton

                  if to the Company:

                  NAB Asset Corporation
                  4144 N. Central Expressway
                  Dallas, Texas  75204
                  Fax:  (214) 860-7352
                  Attention: Alan Ferree

                  with copies to (which shall not constitute notice to the Company):

                  Winstead Sechrest & Minick PC
                  5400 Renaissance Tower
                  1201 Elm Street
                  Dallas, Texas  75270
                  Fax:  (214) 745-5390
                  Attention: Mark Brannum

                  if to SFS:

                  Stanwich Financial Services Corp.
                  One Stamford Landing
                  62 Southfield Avenue
                  Stamford, CT  06902
                  Fax:  (203) 967-3923
                  Attention:  President

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 11.02 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, (c) if delivered by overnight courier service, upon delivery, and (d) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

                  SECTION 11.03 Public Announcements. The Company, SFS and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bankruptcy Case, the Reorganization Plan or the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system upon which the securities of such issuer are traded.

                  SECTION 11.04 Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                  SECTION 11.05 Entire Agreement. This Agreement (including the Exhibits hereto, the Disclosure Schedule and the certificates, opinions and documents delivered in accordance with the provisions hereof), the Confidentiality Agreement and the Earnest Money Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof and thereof. All Exhibits hereto and the Disclosure Schedule are expressly made a part of this Agreement.

                  SECTION 11.06 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any Shareholder or, except as expressly provided herein, any other Person under or by reason of this Agreement). No party may assign this Agreement without the prior written consent of each of the other parties hereto; provided, however, that after the Closing Date, the Purchaser may assign this Agreement to any of its Affiliates without the consent of any other party, but such assignment shall not relieve the Purchaser of any of its obligations hereunder to the extent that such obligations are not performed by the assignee. It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of this Section
11.06 shall be null and void.

                  SECTION 11.07 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

                  SECTION 11.08 Severability. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

                  SECTION 11.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

                  SECTION 11.10 Interpretation.

                  (a) The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

                  (b) In interpreting the provisions of this Agreement, time is of the essence in the performance of the obligations of the parties.

                  (c) The obligations of the Company set forth in this Agreement shall in no event be limited by or subject to their obligations under any other agreement or document to which any of them is a party or is bound as of the Original Agreement Date.

                  SECTION 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                     COMPANY:

                                     NAB ASSET CORPORATION


                                     By:  /s/ James E. Hinton
                                        -------------------------------------
                                     Name:  James E. Hinton
                                     Title: President


                                     SFS:

                                     STANWICH FINANCIAL SERVICES CORP.


                                     By:   /s/ Charles E. Bradley
                                        -------------------------------------
                                     Name:  Charles E. Bradley
                                     Title: President


                                     PURCHASER:

                                     CENTEX FINANCIAL SERVICES, INC.


                                     By:    /s/ Raymond G. Smerge
                                        -------------------------------------
                                     Name:  Raymond G. Smerge
                                     Title: Executive Vice President